Exhibit 10.8

EXECUTION VERSION

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

among

GRIID INFRASTRUCTURE LLC

as Borrower,

the Lenders from time to time party hereto,

and

Blockchain Access UK Limited

as Agent

Dated as of November 19, 2021

i

v

Schedules

Schedule 6.1	Jurisdictions; Tax ID Numbers and Organizational ID Numbers
Schedule 6.2	Locations of Collateral, Real Property and Processor Locations
Schedule 6.6	Consents and Authorizations
Schedule 6.7	Ownership; Subsidiaries
Schedule 6.16	Judgments; Litigation
Schedule 6.23	Intellectual Property
Schedule 6.29	Material Contracts
Schedule 7.24	Post-Closing Covenants
Schedule 8.1(b)	Existing Indebtedness
Schedule 8.2	Contingent Obligations
Schedule 8.8	Existing Liens
Schedule 8.10	Existing Investments
Schedule 8.23	Affiliate Transactions

Annexes

Annex I	Lenders and Commitments
Annex II	Applicable Supplemental Warrants Equity Percentages
Annex III	Hosting Agreement Terms

Exhibits

Exhibit A	Term Loan Note
Exhibit B	Notice of Borrowing
Exhibit C	Monthly Report
Exhibit D	[Reserved]
Exhibit E	Compliance Certificate
Exhibit F-1	Assignment and Acceptance
Exhibit F-2	Form of Joinder
Exhibits G-1 to G-4	U.S. Tax Compliance Certificates

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, is entered into as of November 19, 2021, among (i) GRIID INFRASTRUCTURE LLC, (“Griid”), a Delaware limited liability company, Holdings (as defined below), and those additional Persons that are joined as a party hereto as borrowers by executing the form of Joinder attached hereto as Exhibit F-2 (Griid, together with such additional Persons, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex I attached hereto (together with each of its respective successors and assigns, if any, each a “Lender” and, collectively, the “Lenders”), and (iii) Blockchain Access UK Limited, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent”).

RECITALS

WHEREAS, certain of the Borrowers and Blockchain Access UK Limited (“BCUK”) are parties to that certain Second Amended and Restated Credit Agreement, dated as of September 23, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”); and

WHEREAS, Borrowers, BCUK, and the other parties hereto desire to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein, it being understood that no repayment of the Loan Balance (as defined in the Existing Credit Agreement) under the Existing Credit Agreement is being effected hereby, but merely an amended and restatement in accordance with the terms hereof;

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrowers, the Lenders, and Agent, each intending to be legally bound, hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC (including, without limitation, Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“1st Tranche Closing Date Loan” has the meaning specified in Section 2.1(a)(i).

“1st Tranche Lender” means each Lender that holds a 1st Tranche Loan.

“1st Tranche Loan” has the meaning specified in Section 2.1(a)(i).

“2nd Tranche DDTLs” as defined in Section 2.1(a)(ii).

“2nd Tranche DDTL Commitment” as defined in Section 2.1(a)(ii).

“2nd Tranche DDTL Commitment Expiration Date” means the earlier of (i) the date on which the entire amount of the 2nd Tranche DDTL Commitment has been drawn and (ii) December 31, 2022, or if such date is not a Business Day, the immediately succeeding Business Day.

“2nd Tranche Lender” means each Lender that holds a 2nd Tranche DDTL Commitment or a 2nd Tranche DDTL.

“3rd Tranche DDTLs” as defined in Section 2.1(a)(iii).

“3rd Tranche DDTL Commitment” as defined in Section 2.1(a)(iii).

“3rd Tranche DDTL Commitment Expiration Date” means the earliest of (i) the date on which the entire amount of the 3rd Tranche DDTL Commitment has been drawn, (ii) the later of (x) December 31, 2022 or (y) the first anniversay of the first day of the fiscal quarter in which the most recent Borrowing of either a 3rd Tranche DDTL or a 4th Tranche DDTL was made, (iii) that date on which Loan in an aggregate amount equal to or exceeding $50,000,000 have been repaid or prepaid, and (iv) the Termination Date; provided that, in each case, if such earliest date is not a Business Day, the 3rd Tranche DDTL Commitment Expiration Date shall be the immediately preceding Business Day.

“3rd Tranche Lender” means each Lender that holds a 3rd Tranche DDTL Commitment or a 3rd Tranche DDTL.

“4th Tranche DDTLs” as defined in Section 2.1(a)(iv).

“4th Tranche DDTL Commitment” as defined in Section 2.1(a)(iv).

“4th Tranche DDTL Commitment Expiration Date” means either (X) with respect to all 4th Tranche DDTL Commitments, the earliest of (i) the date on which the entire amount of the 3rd Tranche DDTL Commitment has been drawn, (ii) the later of (x) December 31, 2022 or (y) the first anniversay of the first day of the fiscal quarter in which the most recent Borrowing of either a 3rd Tranche DDTL or a 4th Tranche DDTL was made, (iii) that date on which Loan in an aggregate amount equal to or exceeding $50,000,000 have been repaid or prepaid, and (iv) the Termination Date (provided that, in each case, if such earliest date is not a Business Day, the 4th Tranche DDTL Commitment Expiration Date shall be the immediately preceding Business Day), or (Y) with respect to the 4th Tranche DDTL Commitment of any Lender, such date on or prior to the Termination Date as such Lender shall expressly agree to in writing.

“4th Tranche Lender” means each Lender that holds a 4th Tranche DDTL Commitment or a 4th Tranche DDTL.

“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person, provided that, in any event, any Person who owns directly or indirectly 20% or more of the Voting Interests of a Person, shall be deemed to control such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) each other Borrower, (ii) each Guarantor, (iii) James D. Kelly III; and (iv) all Subsidiaries.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent’s Payment Account” means an account designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrowers as the “Agent’s Payment Account”.

“Aggregate DDTL Commitment” means (i) the combined 2nd Tranche DDTL Commitments of the Lenders, which as of the Closing Date is in the amount of $89,000,000, (ii) the combined 3rd Tranche DDTL Commitments of the Lenders, which as of the Closing Date is in the amount of $200,000,000, and (iii) the combined 4th Tranche DDTL Commitments of the Lenders, which as of the Closing Date is in the amount of $200,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement, dated as of November 19, 2021, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq) and the Patriot Act.

“Applicable Rate” means, (a) with respect to the 4th Tranche DDTLs, a rate equal to 15.0% per annum, (b) with respect to the 1st Tranche Closing Date Loan and the Hosting Agreement 2nd Tranche DDTL, a rate equal to 7.00% per annum, and (c) with respect to all Loans other than Loans described in clauses (a) and (b), as of any date of determination, the applicable rate set forth in the following table that corresponds to the Total Leverage Ratio of Borrowers as of the end of the four (4) fiscal quarter periods most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11; provided, that for the period from the Closing Date through and including the date when Financial Statements are required to be delivered pursuant to Section 7.11(c) for the fiscal quarter ending December 31, 2021, the Applicable Rate shall be set at the margin in the row styled “Level I”; provided further, that any time any Event of Default under Sections 10.1(a), (b) (solely with respect to Section 7.11 or Article IX), (c) or (d) has occurred and is continuing, upon the election of the Required Lenders (or Agent acting at the direction of the Required Lenders), the Applicable Rate shall be at the rate in the row styled “Level I”:

Level	Total Leverage Ratio	Applicable Rate
I	Great than or equal to 2.00:1.00	11%
II	Less than 2.00:1.00	9%

Except as set forth in the foregoing provisos, the Applicable Rate shall be based upon the most recent Total Leverage Ratio calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing provisos, the Applicable Rate shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the Financial Statements and related Compliance Certificate pursuant to Section 7.11 of this Agreement; provided that if Borrower fails to provide such Financial Statements and related Compliance Certificate when due, the Applicable Rate shall be set at the rate in the row styled “Level I” as of the first day following the date on which such Financial Statements and related Compliance Certificate were required to be delivered until the date on which such Financial Statements and related Compliance Certificate are delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Financial Statements and related Compliance Certificate, the Applicable Rate shall be set at the rate based upon the calculations disclosed by such Compliance Certificate. In the event that the information regarding the Total Leverage Ratio contained in any Compliance Certificate delivered pursuant to Section 7.11 of this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of (a) a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) Borrower shall promptly deliver to Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined as if the correct Applicable Rate (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall deliver to Agent within five (5) Business Days after delivery of such Compliance Certificate full payment in respect of the accrued additional interest as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations or (b) lower than as previously certified by the Borrower in the Compliance Certificate for such Applicable Period, and such lower Total Leverage Ratio would have led to the application of a lower Applicable Rate than was actually applied for such Applicable Period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower, but the amount of such overpayment by the Borrower shall be applied to reduce the next interest payment(s) hereunder until such overpayment has been fully applied.

“Approved Platform” means (i) platforms operated by Blockchain and (ii) such other platforms as may be expressly agreed to in writing by Blockchain from time to time in its sole discretion.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit F-1.

“Auditors” means a nationally recognized firm of independent public accountants selected by Borrowers and reasonably satisfactory to the Required Lenders (or Agent acting at the direction of the Required Lenders).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“BCUK” has the meaning specified in the recitals hereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blockchain” means Blockchain.com Group Holdings, Inc., BCUK, Blockchain.com, Inc. and/or their Affiliates, as applicable.

“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement.

“Borrowing” has the meaning specified in Section 2.3(a).

“Borrowing Date” means the date on which a Borrowing is obtained.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close.

“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated and consolidating projected balance sheets, income statements, related cash flow statements and related profit and loss statements, and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions, which (a) as of the Closing Date, covers a three-year period, which is prepared on a quarterly basis and (b) for business plans delivered after the Closing Date, covers a one-year period and is prepared on a quarterly basis.

“Capital Expenditures” means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all commitments, payments in respect of Capitalized Lease Obligations and leasehold improvements.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP, provided that “Capitalized Lease Obligations” shall not include capitalized lease payments that would otherwise have been classified as operating expenses prior to the Borrower’s adoption of ASC 842 (regardless of when such lease was entered into).

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by Borrowers or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A 1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Interest Payment Commencement Date” shall mean (i) with respect to the 1st Tranche Closing Date Loan, March 1, 2022, (ii) with respect to the Hosting Agreement 2nd Tranche DDTL, May 1, 2022, and (iii) with respect to all other 2nd Tranche DDTLs, the date that the first order of Digital Currency Miners under the Intel Supply Agreement are delivered to Borrower.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following, as applicable:

(i)     prior to the consummation of the SPAC Transaction, James D. Kelly III shall cease to be have a material service relationship with Griid as a full-time employee, director or other key person (including consultant) of Griid actively involved in its day-to-day business affairs (it being understood that such service relationship shall be deemed to continue without interruption in the event such individual’s status changes, for example from full-time employee to consultant), including without limitation, termination or resignation, unless in any case an interim successor with comparable industry experience reasonably satisfactory to Required Lenders is identified within thirty (30) days thereafter and a permanent successor with comparable industry experience reasonably satisfactory to Required is appointed identified one hundred eighty (180) days thereafter;

(ii)     prior to the consummation of the SPAC Transaction, at any time, James D. Kelly III shall cease to own and control, of record and beneficially, directly or indirectly, 60% of the Equity Interests of Griid;

(iii)     on and after the consummation of the SPAC Transaction, at any time, the Permitted Holders shall cease to own and control, of record and beneficially, directly or indirectly, 51% of the voting and economic Equity Interests of Griid;

(iv)     on and after the consummation of the SPAC Transaction, any Person or two or more Persons acting in concert (other than the holders of the Equity Interests of Griid on the Closing Date), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Griid (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of Griid;

(v)     on and after the consummation of the SPAC Transaction, any Person or two or more Persons acting in concert (other than the holders of the Equity Interests of Griid on the Closing Date), shall have acquired the power to direct or cause the direction of the management or policies of Griid, whether through the direct or indirect ownership of securities, by contract or otherwise; or

(vi)     on and after the consummation of the SPAC Transaction, a majority of the members of the Governing Body of the SPAC do not constitute Continuing Directors.

“Claims” has the meaning specified in Section 12.4(a).

“Closing Date” means November 19, 2021.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Equipment” means the Digital Currency Miners purchased with loans provided by the Lenders under this Agreement or otherwise.

“Collateralization” and “Collateralize” each means, with respect to any Hosting Obligation, the pledge and deposit with or delivery to Hosting Counterparty of cash or deposit account balances of an amount equal to 105% of the amount reasonably determined by Hosting Counterparty to be sufficient to satisfy the exposure with respect to such Hosting Obligations, pursuant to documentation in form and satisfactory reasonably satisfactory to Hosting Counterparty.

“Commitments” means, collectively, the Term Commitments, the DDTL Commitments and any other commitments that the Lenders may from time to time make to Borrowers pursuant hereto for the extension of any credit or other financial accommodation.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Coverage Ratio” means, for any period, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with GAAP, as of the date of determination thereof, the ratio of (i) EBITDA less Taxes paid in cash for such period, to (ii)(A) all cash Interest Expense and all regularly scheduled or recurring fees on account of principal of Indebtedness, including commitment, facility and like fees and charges (including Indebtedness to Agent or the Lenders) paid during such period; provided that Interest Expense shall, for each fiscal quarter ending on or prior to June 30, 2022, exclude the portion thereof attributable to the principal amount of the Loans equal to the sum, not to be less than zero, of (1) $10,000,000 less (2) the amount of any prepayments or repayments of the Loans made following the Closing Date less (B) without duplication of amounts deducted pursuant to the preceding clause (A) the amount of any prepayments or repayments of the Loans (as defined in the Existing Credit Agreement) made following the Effective Date (as defined in the Existing Credit Agreement).

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Continuing Directors” means (a) any member of the Governing Body of the SPAC who was a director (or comparable manager) of the SPAC immediately after consummation of the SPAC Transaction on the SPAC Transaction Date (provided that not less than a majority of such initial directors shall have not been Affiliates of Borrower prior to the SPAC Transaction, it being understood and agreed that, to the extent inconsistent with the definition thereof, for the purposes of this definition, “Affiliates” shall exclude Independent Directors), and (b) any individual who becomes a member of the Governing Body of the SPAC after the SPAC Transaction Date if such individual was approved, appointed or nominated for election to such Governing Body by a majority of the Continuing Directors.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Required Lenders, executed and delivered by the applicable Loan Party, Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Agent “control” over each of such Loan Party’s securities accounts or deposit accounts, as the case may be, maintained by a branch office or bank located within the U.S.; provide that such “control” shall only be required to be customary “springing control”.

“Copyright Security Agreement” means a copyright security agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which each Loan Party that has Copyrights shall grant a specific security interest as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.23; (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Covered Party” has the meaning specified in Section 12.33.

“DDTL Commitments” as defined in Section 2.1(a)(iv).

“DDTLs” as defined in Section 2.1(a)(iv).

“DDTL Lender” means each Lender with a DDTL Commitment or who otherwise holds one of the DDTLs.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Defaulting Lender” any Lender that (i) has failed to perform any funding obligations hereunder, including in respect of the making of Loans and such failure is not cured within three (3) Business Days; (ii) has notified Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (iii) has failed, within three (3) Business Days following request by Agent or Borrowers, to confirm in a manner satisfactory to Agent or Borrowers that such Lender will comply with its funding obligations hereunder; (iv) has become the subject of a Bail-In Action; or (v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company. Any determination by Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each Lender.

“Digital Currency” means Bitcoin (BTC).

“Digital Currency Miners” means Digital Currency mining hardware.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by (A) prior to the Pre-SPAC Restructuring, Griid or (B) following the Pre-SPAC Restructuring, Holdings (and not, in either case, by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by (A) prior to the Pre-SPAC Restructuring, Griid or (B) following the Pre-SPAC Restructuring, Holdings (and not, in either case, by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of (A) prior to the Pre-SPAC Restructuring, Griid or (B) following the Pre- SPAC Restructuring, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Termination Date.

“Disqualified Institution” shall mean (i) any of the Persons identified by the Borrowers in writing to the Lenders that is an operating company directly engaged in substantially similar business operations as the Borrowers and their Subsidiaries (a “Competitor”) (including for the avoidance of doubt, any Person that is a controlled Subsidiary Affiliate of such Competitor that is readily identifiable as such by name or has been identified by the Borrowers in writing to the Lenders); provided that the Borrowers may update the list of Persons identified hereunder from time to time to include any other Person without retroactive effect, and (ii) any vulture or distressed debt fund.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Early Termination Event”: means

(a)     any payment by any Loan Party of all, or any part, of the principal balance of any Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment (other than, solely to the extent made or required to be made in respect of an Event of Loss, any mandatory prepayment made pursuant to Section 2.05(a)(ii))) whether before or after (i) the occurrence of an Event of Default, or (ii) the occurrence of any Insolvency Event, and notwithstanding any acceleration (for any reason) of the Obligations;

(b)     the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 10.2, including as a result of the occurrence of any Insolvency Event;

(c)     the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in connection with any Insolvency Event, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in connection with any Insolvency Event to any Agent, for the account of the Lenders, or to the Lenders in full or partial satisfaction of the Obligations; or

(d)     the termination of this Agreement or the Commitments hereunder for an reason.

“Early Termination Fee” means (a) with respect to with respect to 1st Tranche Loans, 2nd Tranche DDTLs and 3rd Tranche DDTLs, fifteen percent (15%) of the interest payable under Section 4.1 that would have accrued in respect of such prepaid Loan amount for the period from the date of the applicable Early Termination Event until the Termination Date, and (b) with respect to 4th Tranche DDTLs, either (i) to the extent such payment is made (or required to be made) on or prior to the first anniversary of the date of Borrowing of such 4th Tranche DDTL, the Make- Whole Amount, or (ii) to the extent such payment is made (or required to be made) after the first anniversary of the date of Borrower of such 4th Tranche DDTL and on or prior to the second anniversary of the date of Borrower of such 4th Tranche DDTL, thirty percent (30%) of the interest payable under Section 4.1 that would have accrued in respect of such prepaid Loan amount for the period from the date of the applicable Early Termination Event until the Termination Date, or (iii) otherwise, fifteen percent (15%) of the interest payable under Section 4.1 that would have accrued in respect of such prepaid Loan amount for the period from the date of the applicable Early Termination Event until the Termination Date.

“EBITDA” means, for any period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP, the total of:

(a)     Net Income for such period; plus

(b)     the sum of:

(i)     the amount of depreciation and amortization of fixed and intangible assets deducted in determining such Net Income for such period; plus

(ii)     all Interest Expense and all regularly scheduled or recurring fees on account of Indebtedness, including commitment, facility and like fees and charges (including Indebtedness to Agent or the Lenders) paid or payable during such period, without duplication; plus

(iii)     Tax Expense paid or accrued during such period, without duplication; plus

(iv)     fees, costs, expenses and charges incurred in connection with a SPAC Transaction in an aggregate amount not to exceed the greater of (x) $10,000,000, and (y) 20% of EBITDA (calculated before giving effect to any adjustment pursuant to this clause (b)(iv)) during the term of this Agreement; plus

(v)     unusual or non-recurring losses in an aggregate amount not to exceed $100,000 per fiscal period; plus

(vi)     any expenses, costs, or charges related to the Loan Documents and any extension, waiver, forbearance, amendment, or other modification thereof; plus

(vii)     non-cash unusual or non-cash non-recurring losses; less

(c)     unusual or non-recurring gains.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a Disqualified Institution and a natural person.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.

“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health or the Environment including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Cure Contribution” means a contribution of capital to Parent from one or more holders of its Equity Interests or issuance of Equity Interests by Parent to such holder(s) (provided that no Change of Control shall result therefrom), as applicable, the proceeds of which are contributed to Borrower, and are in an amount no more than the amount sufficient, after giving effect to such contribution or issuance (and the applicable recalculation of the applicable financial covenant in accordance with Article IX), to cause the Loan Parties to be in compliance with the financial covenant set forth in Section 9.1 IX for a reporting period.

“Equity Cure Proceeds” means the proceeds of an Equity Cure Contribution, it being understood and agreed that any repayment of Indebtedness during the period beginning on the date of such Equity Cure Contribution and ending on the first anniversary thereof shall be deemed to have been made with such Equity Cure Proceeds (up to the amount thereof).

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Loan Party, is required at any relevant time to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) deposit accounts specially and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees, (b) accounts used specially and exclusively for withholding tax, trust, escrow, customer funds and other fiduciary purposes, and (c) accounts holding an aggregate balance of less than $100,000 (for all such accounts under this clause (c)).

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly owned Subsidiary, (ii) any Immaterial Subsidiary, and (iii) any Subsidiary to the extent the Required Lenders and the Borrowers mutually and reasonably determine the cost and/or burden (including any adverse tax consequences) of making such Subsidiary a Loan Party outweighs the benefit to Agent and Lenders.; provided that, no such Subsidiary shall at an time owns Intellectual Property that is material to the business of the Loan Parties and their Subsidiaries, it being understood that, to the extent to the extent any such Subsidiary owns Intellectual Property that is material to the business of the Loan Parties and their Subsidiaries it shall be deemed not to be an Excluded Subsidiary notwithstanding the preceding clauses (i) through (iii).

“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.10(g) and (iv) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Security Agreement” means the “Security Agreement”, as defined in the Existing Credit Agreement.

“Existing Warrant” means that certain Class B Warrant No. 2020-01 issued by Griid on or about July 1, 2020, in favor of the BCUK in respect of ten (10) Class B Units of Griid.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” means such fee letter(s) as may be entered into from time to time among Borrowers and Agent.

“Financial Covenants” means the covenants set forth in Article IX.

“Financial Statements” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, of the Loan Parties and their Subsidiaries on a consolidated basis for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements, statements of cash flow and statements of changes in intercompany accounts set forth in the Business Plan for the same year-to-date and month periods and (ii) the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts for the same year- to-date and month periods of the immediately preceding year.

“Foreign Lender” means (i) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Funded Indebtedness” means, as of any date of determination and without duplication, all Indebtedness of the Loan Parties and their Subsidiaries of the type described in clauses (i), (iii), (iv), (v), (vii), (viii) and (ix) of the defined term “Indebtedness” (with respect to clause (ix), only to the extent such obligation is guaranteeing or intended to guarantee an obligation of any other Person that constitutes Indebtedness under clauses (i), (iii), (iv) and (viii) of the defined term “Indebtedness”); provided that with respect to letters of credit, bankers acceptances or other financial products, solely the drawn and unreimbursed and un cash collateralized amounts thereof shall be included.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Notwithstanding anything to the contrary in this definition or in this Agreement, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capitalized Lease Obligations or Capital Expenditures on the Closing Date will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Governing Body” means (i) in the case of a corporation, its board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, and (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any supranational or other any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, or a supranational authority, including, without limitation, the European Union.

“Government Official” means any employee, official, representative, or other Person acting on behalf of any Governmental Authority or department, agency or instrumentality thereof, or of any public international organization, or any political party or official thereof, or candidate for political office, or a relative of any such individual.

“Guarantors” means each Borrower, as to the other Borrowers, and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, in form and substance reasonably satisfactory to the Required Lenders, to be executed and delivered by each of the Loan Parties and Agent on or prior to the making of any DDTL which shall amend and restate the Initial Security Agreement.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.

“Holdings” means (i) prior to the Pre-SPAC Restructuring, Initial Holdings, and (ii) on and after the Pre-SPAC Restructuring, Parent.

“Hosting Agreement” means that certain agreement, by and between Griid and the Hosting Counterparty, providing for preferred mining hosting arrangements on terms substantially consistent with Annex III attached hereto and otherwise reasonably satisfactory to Blockchain and Borrower.

“Hosting Counterparty” means, collectively, the Person or Persons that Hosting Obligations are owed to from time to time, which shall initially be BCUK or a designated Affiliate of BCUK.

“Hosting Obligations” means obligations of any Loan Party or any of its Subsidiaries pursuant to the Hosting Agreement.

“Immaterial Subsidiary” means shall mean, as at any date of determination, any Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates less than 5% of the consolidated revenues of the Loan Parties and their Subsidiaries for the four Fiscal Quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 7.11(a) or 7.11(c), as applicable, that has ended on or most recently prior to such date and (b) owns less than 5% of the consolidated total assets of the Loan Parties and their Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date; provided that (i) all Immaterial Subsidiaries shall not account for more than (a) 5% of the consolidated revenues of the Loan Parties and their Subsidiaries for the four Fiscal Quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 7.11(a) or 7.11(c), as applicable, that has ended on or most recently prior to such date or (b) 5% of the consolidated total assets of the Loan Parties and their Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date; (ii) for the purpose of calculating the applicable percentage of consolidated revenues of the Loan Parties and their Subsidiaries in this definition of “Immaterial Subsidiary”, any Subsidiary with consolidated revenues as of the end of the applicable four Fiscal Quarter period less than or equal to $0 shall be deemed to have EBITDA of $0.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than 90 days past due) and any earn-out or similar obligations, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix)

any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Party” has the meaning specified in Section 12.4(a).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Independent Director” means a director that is independent under the listing standards of The New York Stock Exchange.

“Initial Holdings” means Griid Holdings LLC, a Delaware limited liability company.

“Initial Holdings Pledge Agreement” means that certain amended and restated pledge agreement dated as of the Closing Date, by Griid Holdings LLC, in favor of the Agent, with respect to the Equity Interests it owns in Griid.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian, liquidator, administrative receiver, administrator, compulsory manager or other similar officer for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, (vi) an involuntary proceeding is commenced against such Person under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code and, solely for the purposes of Section 10.1 hereof (and not any other provision hereof) any of the following events occur: (A) such Person consents to the institution of such proceeding against it, (B) the petition commencing the proceeding is not timely controverted, (C) the petition commencing the proceeding is not dismissed within sixty (60) days of the date of the filing thereof, (D) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Person, or (c) an order for relief shall have been issued or entered therein, (vii) the value of the assets of any Person is less than its liabilities (taking into account contingent and prospective liabilities), (viii) a moratorium is declared in respect of any indebtedness of any Person, or (ix) such Person, or a substantial portion of its property, assets or business, shall become the subject of a petition for (A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration or reorganization (by way of voluntary arrangement, scheme or arrangement or otherwise) or (B) the appointment of a receiver, trustee, custodian or liquidator, administrative receiver, administrator, compulsory manager or other similar officer and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided that the Lenders shall have no obligation to make any Loans during the pendency of any sixty (60) day period described in this definition. For the avoidance of doubt, an “Insolvency Event” includes an analogous procedure or step being taken in any jurisdiction with respect to that Person.

“Intel” means Intel Corporation.

“Intel Supply Agreement” means an agreement by and between Griid and Intel permitting Griid to purchase components of Digital Currency Miners from Intel worth, in the aggregate, approximately Sixty-Five Million Dollars ($65,000,000), in form and substance reasonably satisfactory to the Required Lenders.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to all Loans, the seventh day of each calendar month during any period in which such Loan is outstanding, (b) with respect to any Loans that are prepaid, the date of such prepayment, and (c) with respect to all Loans, the Termination Date or such earlier date on which the Commitments are terminated or the Loans are accelerated.

“Interests” has the meaning specified in Section 8.9.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“International Trade Laws” means any (i) Sanctions (ii) U.S. export control laws, including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and

Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs laws of other countries in which any Loan Party has conducted and/or currently conducts business.

“Investment” in any Person means, as of the date of determination, (i) any payment or contribution, or commitment to make a payment or contribution, in or to such Person including property contributed or committed to be contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person, (ii) any payment or contribution, or commitment to make a payment or contribution, for all or substantially all of the assets of such Person (or of any division or business line of such other Person), (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person, and (iv) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

“Joinder” means a joinder agreement substantially in the form of Exhibit F-2 to this Agreement.

“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.

“Lender Group Expenses” means all (i) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent and the Lenders, or any of them, (ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent or the Lenders in connection with transactions under any of the Loan Documents, (iii) Agent’s and Lender’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (iv) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (v) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vii) reasonable and documented fees and expenses of Agent and the Lenders related to any field examinations, appraisals, inspections or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (viii) Agent’s and the Lenders’ reasonable and documented costs and expenses (limited to, in the case of attorneys’ fees and expenses, the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent and the Lenders, together) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the relationship of Agent and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (ix) Agent’s and the Lenders’ reasonable and documented out-of-pocket costs and expenses (limited to, in the case of attorneys’ fees and expenses, the reasonable and documented charges and out-of- pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent) incurred in advising, structuring, preparing, drafting, negotiating, executing, reviewing, administering (including travel, meals, and lodging), syndicating, or amending, enforcing, waiving, or modifying the Loan Documents and Agent’s and Lenders rights thereunder, and (x) Agent’s and each Lender’s reasonable and documented costs and expenses (limited to, in the case of attorneys’ fees and expenses, the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent and the Lenders, together) incurred in terminating, enforcing (including attorneys (limited to the reasonable and documented charges and out-of-pocket disbursements of a single lead outside counsel (and reasonably required local counsel) to Agent and the Lenders, together), accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Liquidity” means, as of the date of determination, the amount of unrestricted cash, cash equivalents and Digital Currency of the Loan Parties that is (a) on deposit with an Approved Platform or in any other account subject to a Control Agreement, and (b) not subject to any Lien other than Liens securing the Obligations (and the Hosting Obligations) in favor of the Secured Parties.

“Loan Account” has the meaning specified in Section 2.6.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Existing Warrant, any (if any) Supplemental Warrants, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding the Hosting Agreement), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Lenders hereunder or under this Agreement, including the 1st Tranche Loans and the DDTLs.

“Make-Whole Amount” means as of any date of determination, an amount equal to the present value at such time of the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred and, if applicable, interest at the Default Rate) which would have otherwise been payable on the principal amount of the applicable Loans paid on such date (or in the case of an Early Termination Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the applicable Loans outstanding on such date) from the date of the occurrence of the Early Termination Event until the Termination Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor hereto.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities (including contingent liabilities), or financial condition of the Loan Parties and their Subsidiaries (taken as a whole), or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than, in the cases of clauses (ii)(B) and (iii), any material impairment caused by any action or inaction of Agent or the Lenders.

“Material Contract” means (i) the Intel Supply Agreement, (ii) the Packaging Agreement, (iii) the Hosting Agreement, and (iv) any other agreement or arrangement to which a Loan Party is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any Loan Party in an aggregate principal amount exceeding $5,000,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Mined Currency” means the Digital Currency mined, generated or otherwise produced by Borrowers and their Subsidiaries using the Collateral Equipment.

“Mined Currency Account” means one or more Digital Currency wallet accounts maintained on an Approved Platform as identified in writing from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent.

“Net Income” means, for any period, the net income (or loss) of the Loan Parties and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a disposition, as well as property or casualty insurance proceeds and condemnation and similar awards received on account of an Event of Loss as and when received by the Person suffering an Event of Loss, net of direct fees, costs and expenses (including reasonable legal, accounting and advisory fees and disbursements) relating to such disposition or Event of Loss excluding amounts payable to a Borrower or any Affiliate of a Borrower.

“Notes” has the meaning specified in Section 2.1(b).

“Notice of Borrowing” means a written notice given by the Borrowers to Agent pursuant to Section 2.3, in substantially the form of Exhibit B hereto.

“Obligations” means and includes all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (i) Agent, the Lenders, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents (including the guaranty contained in the Guaranty and Security Agreement) or any other agreement executed in connection herewith or therewith, or (ii) Agent, the Lenders, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, or other instrument or agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired. The term “Obligations” includes all interest, charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes and/or the other Loan Documents (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event). Notwithstanding the foregoing, the term “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” means the Officer of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Owners” means the direct or indirect owners of the Equity Interests of Borrowers from time to time.

“Packaging Agreement” means an agreement by and between Griid and a supplier of ODM packaging goods and services, in form and substance reasonably satisfactory to the Required Lenders, permitting Griid to purchase ODM packaging goods and services related to Digital Currency Miners worth, in the aggregate, approximately Twenty Million Dollars ($20,000,000) or more.

“Participant” has the meaning specified in Section 12.7(f).

“Participant Register” has the meaning specified in Section 12.7(f).

“Patent Security Agreement” means a patent security agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which each Loan Party that has rights in any Patents shall grant a specific security interest in its Patents as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title II of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment in Full” or “Paid in Full” (or words of similar import) means (i) the payment or repayment in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) all Commitments related to the Obligations have expired or been terminated, and (iii) providing Collateralization in respect to all Hosting Obligations.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.

“Permitted Acquisitions” means any acquisition by the Loan Parties of all of the Equity Interests of any Person or all or substantially all of the assets of any Person (or the division or line of business of any Person), in each case, to the extent that each of the following conditions shall have been satisfied:

(a)     the Borrower shall have delivered to the Agent (i) the material agreements, documents or instruments pursuant to which such Permitted Acquisition is to be consummated (including any management, non-compete, employment or option agreements) and any schedules to such agreements, documents or instruments, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons required to consummate such Permitted Acquisition, and (iii) a due diligence package containing such diligence items as Agent shall reasonably request;

(b)     the Loan Parties (including any new Subsidiary to the extent required under this Agreement) shall execute and deliver the agreements, instruments and other documents required by Section 7.20 (within the time periods set forth therein);

(c)     all of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein, as applicable) both before and after giving effect to the acquisition and application of the proceeds of any Loan funded in connection therewith;

(d)     the target shall be in the digital currency mining or electrical infrastructure line of business; provided that no such line of business of activity thereunder shall be permitted if as a result thereof the Loan Parties would not be able to make the representation and warranty set forth in Section 6.34 at any time; and

(e)     there shall not exist on such date, both before and after giving effect to the acquisition, a Default or Event of Default;

(f)     both before and after giving pro forma effect to such acquisition, the Loan Parties shall be in compliance with the financial covenants set forth in Article IX as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or are required to have been) delivered pursuant to Section 7.11(a) or 7.11(c), as applicable;

(g)     both before and after giving pro forma effect to such acquisition, the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or are required to have been) delivered pursuant to Section 7.11(a) or 7.11(c), as applicable, shall not exceed 3.00:1.00;

(h)     such acquisition shall be consensual (i.e., not hostile); provided that this clause shall be deemed satisfied in connection with a court approved sale;

(i)     other than incurrence of DDTLs to finance the same (as and to the extent permitted hereunder), no Indebtedness or Liens are incurred or assumed in connection with such Permitted Acquisition;

(j)     to the extent DDTLs are used to finance any such Permitted Acquisition, at least eighty percent (80%) of the assets of all such targets purchased with DDTLs shall be Digital Currency Miners and related assets; and

(k)     the target shall be organized in and operate within the United States of America.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes; provided that if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xii) of the definition thereof).

“Permitted Holders” means the SPAC and each Person that, as of the Closing Date, holds Equity Interests in Griid.

“Permitted Intercompany Advances” means loans or advances made by (i) a Loan Party to another Loan Party, and (ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party.

“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:

(i)     Liens created hereunder and by the Security Documents;

(ii)     Liens securing Indebtedness permitted by Section 8.1(c), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 30 days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii)     Liens on any property or asset of Borrowers or their Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv)     Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(v)     Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, processors, freight forwarders, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vi)     Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(vii)     [reserved];

(viii)     zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property;

(ix)     rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(x)     [reserved];

(xi)     [reserved];

(xii)     rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(xiii)     Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, sales of receivables or consignments entered into in the ordinary course of business;

(xiv)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)     Liens in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness;

(xvi)     [reserved];

(xvii)     Liens arising by virtue of deposits made in the ordinary course of business or on insurance policies and the proceeds thereof to secure liability for premiums to insurance carriers;

(xviii)     Liens in respect of judgments, orders or decrees for the payment of money, in each case to the extent not resulting in an Event of Default;

(xix)     [reserved];

(xx)     [reserved];

(xxii)     interests of suppliers of Digital Currency Miners arising pursuant to customary purchase agreements entered into with Borrowers in the ordinary course of business in respect of unpaid installment purchase price amounts so long as such purchases are not funded or financed from any source other than proceeds of the Loans and/or internally generated cash of the Borrowers, including, without limitation under the Intel Supply Agreement; and

(xxi)     other Liens securing obligations in an aggregate amount not to exceed $1,500,000.

“Permitted SPAC Expenses” means (i) any costs, fees or expenses incurred by Griid’s managing member in connection with serving as Griid’s managing member and (ii) all other expenses allocable to Griid or otherwise incurred by the Griid’s managing member in connection with operating Griid’s business (including expenses allocated to Griid’s managing member by its Affiliates) including, but not limited to, (a) compensation and meeting costs of the board of directors or any committee of such managing member, (b) any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of such managing member to perform services for Griid, (c) litigation costs and damages arising from litigation, and (d) accounting and legal costs and franchise taxes, in each of the cases of the preceding clauses (i) and (ii) to the extent reasonable and, other than in the case of the preceding subclause (ii)(c), customary similar businesses and business structures, as applicable.

“Permitted Tax Distributions” means, for any taxable year in which any Loan Party is classified for U.S. federal income tax purposes as a partnership or disregarded entity, distributions by any Loan Party to the (direct or indirect) holders of its Equity Interests, in an aggregate amount not to exceed, quarterly, an amount equal to such Loan Party’s good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such Loan Party and its Subsidiaries that are partnerships or disregarded entities for such taxable year. For purposes of this definition, the “Applicable Tax” with respect to any Loan Parties that are partnerships or disregarded entities for a taxable year is equal to the product of: (1) the sum of all items of taxable income or gain of all such Loan Parties for such taxable year less all items of deduction or loss of all such Loan Parties for such taxable year and all prior taxable years (such losses from prior taxable year shall be considered only to the extent that (i) such losses are allowable as a deduction against the current taxable income for such taxable year and are of a character (ordinary or capital) that would permit such losses to be deducted by the direct or indirect holders of the Equity Interests of the Loan Party against the current taxable income of the Loan Party allocable to such direct or indirect holders and (ii) such losses have not previously been taken into account in determining Permitted Tax Distributions) and the amount of any such items shall be determined taking into account any actual adjustments to the basis of such Loan Party’s assets under Sections 734 or 743 of the Code or otherwise and (2) the highest combined (federal, state and local) marginal income tax rate (taking into account, to the extent applicable, the deductibility of state and local income taxes for U.S. federal income tax purposes, the deduction for qualified business income under Section 199A of the Code, and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to a corporate or individual holder of such Equity Interests, as applicable, for such taxable year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained or contributed to by a Borrower or any ERISA Affiliate or with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof (other than a Multiemployer Plan).

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledged Companies” means each Person all or a portion of whose Equity Interests are acquired or otherwise owned by any Loan Party after the Closing Date and which Equity Interests are required to be pledged pursuant to Section 7.20.

“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Loan Party, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum to the Guaranty and Security Agreement, in form and substance reasonably satisfactory to the Required Lenders.

“Pre-SPAC Restructuring” means (i) the forming or causing the creation of a parent company (“Parent”) which shall (a) own and control, directly or indirectly, 100% of the Equity Interests of Griid and (b) be added as a Guarantor hereunder and provide a first priority perfected security interest in all of its assets in support of the Obligations on terms reasonably satisfactory to the Required Lenders, (ii) the execution and delivery of any amendments to the Loan Documents and other related documents, certificates or instruments as shall be necessary or reasonably requested by the Required Lenders to effect the forgoing, and (iii) upon the satisfaction of the foregoing, the release of Holdings as a Guarantor hereunder and the termination of the Initial Holdings Pledge Agreement.

“Proceeds” has the meaning specified in the definition of “Collateral”.

“Prohibited Transaction” has the meaning specified in Section 6.22(a)(iv).

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Loans and the unutilized Commitments of such Lender and the denominator of which is the aggregate outstanding amount of the Loans and the aggregate amount of the unutilized Commitments of all of the Lenders. Notwithstanding the foregoing, if the Aggregate DDTL Commitments have terminated or expired, “Pro Rata Share” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Aggregate DDTL Commitments most recently in effect, after giving effect to any assignments. The initial Pro Rata Share of such Lender in respect of the Aggregate DDTL Commitment shall be as set forth opposite such Lender’s name on Annex I or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“QFC Credit Support” has the meaning specified in Section 12.33.

“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of a Borrower or any other Loan Party to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default, in each case excluding any “going concern” or like qualification or exception in such report for the fiscal year ending immediately prior to the Termination Date as a result of the impending Termination Date or in such report for any fiscal year as a result of a breach or anticipated breach of financial covenants on a future date or future period.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) Agent, or (ii) any Lender, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through Environment, including movement through the air, soil, surface water or groundwater,

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means Lenders having more than 50% of the sum of all Loans outstanding and unutilized Commitments; provided that the Loans and unutilized Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Responsible Officer” means, with respect to any Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Secured Parties” mean Agent, the Lenders and Hosting Counterparty.

“Security Condition” means all documents and instruments required to create and perfect the Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Required Lenders shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the transactions occurring on such date).

“Security Documents” means this Agreement, the Initial Security Agreement, the Guaranty and Security Agreement, the Initial Holdings Pledge Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of Agent or any other Secured Party to secure all or any of the Obligations.

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets (including goodwill) as a going concern is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature.

“SPAC” means the special purpose acquisition company that is party to the SPAC Transaction, which shall either (i) own, directly or indirectly, 100% of the Equity Interests of Griid, and/or (ii) have management control over Griid.

“SPAC Transaction” means a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination between Parent and a special purpose acquisition company that has completed an initial public offering resulting in aggregate proceeds of at least Two Hundred Fifty Million and 00/1000 Dollars ($250,000,000); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of, or shall result from, the consummation thereof, (ii) the consummation thereof will not impair the rights and remedies of Lenders under the Loan Documents, including without limitation any security interests securing the Obligations and, (iii) the Pre-SPAC Restructuring shall have been consummated prior thereto.

“SPAC Transaction Date” means the date the SPAC Transaction is consummated.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Griid.

“Supplemental Warrants” means warrants for Equity Interests of Griid (or, following the Pre-SPAC Restructuring, Parent) (or, following the SPAC Transaction, the SPAC) which (i) together with the Existing Warrant, represent the applicable percentage of the fully diluted Equity Interests of Griid (or, following the Pre-SPAC Restructuring, Parent) (or, following the SPAC Transaction, the SPAC) set forth on Annex II attached hereto, subject to anti-dilution protection reasonably acceptable to Blockchain if issued prior to the SPAC Transaction, (ii) will have a strike price (a) if the SPAC Transaction shall have occurred equal to Ten Dollars ($10.00) or (b) otherwise, consistent with the most recent 409A valuation at the time of execution and delivery thereof, (iii) up to 75% thereof shall be freely transferrable (other than to Disqualified Institutions) and any remainder thereof shall be freely transferrable to Lenders and their Affiliates, in each case subject to Requirements of Law, (iv) if the SPAC Transaction shall have occurred, shall include demand registration rights, and (v) shall otherwise be on commercially reasonable terms reasonably satisfactory to Blockchain.

“Supported QFC” has the meaning specified in Section 12.33.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Expense” shall mean, for any period, the tax expense (including federal, state, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into by the SPAC and Griid, among others, in connection with the SPAC Transaction, in substantially the form e-mailed to Blockchain, or it’s counsel, on November 19, 2021, without any modification thereto that would be adverse to the Secured Parties without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means September 23, 2025.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Pension Plan that would reasonably be expected to result in the imposition of a Lien, or the arising of a Lien under the Code or ERISA with respect to a Pension Plan; (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(c) of ERISA; (iii) the provision of notice by the administrator of any Pension Plan of the intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Borrower or any ERISA Affiliate under Section 4062(c) or 4069 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) receipt by a Borrower or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” within the meaning of Section 4245(b) of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or (viii) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for premiums due but not delinquent, upon a Borrower or any ERISA Affiliate.

“Term Commitment” means the commitment of each Lender to make 1st Tranche Loans, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A.

“Total Leverage Ratio” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, as of the date of determination, the result of (a) (i) the amount of all Funded Indebtedness of the Loan Parties and their Subsidiaries as of such date, minus (ii) all unrestricted cash and Cash Equivalents of the Loan Parties as of such date that is subject to one or more Control Agreements and not in excess of $25,000,000 (excluding, for the avoidance of doubt, amounts required to satisfy the financial covenant set forth in Section 9.2 and Equity Cure Proceeds), to (b) EBITDA for the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11.

“Trademark Security Agreement” means a trademark security agreement, in form and substance reasonably satisfactory to the Required Lenders, pursuant to which each Loan Party that has rights in any Trademarks shall grant a specific security interest in its Trademarks as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of the occurrence of an Early Termination Event (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the date of the occurrence of such Early Termination Event to the Termination Date; provided that if the period from the date of the occurrence of such Early Termination Event to the Termination Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the “Treasury Rate” shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of the occurrence of such Early Termination Event to Termination Date, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the Closing Date in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.10(g)(ii)(B)(3).

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Withholding Agent” means any Loan Party or Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2     Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP; provided that, unless the Borrower has notified the Agent in writing that this sentence shall not apply with respect to an applicable period on or prior to the delivery of Financial Statements for such period pursuant to Section 7.11, each provision under this Agreement, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that Financial Statements delivered pursuant to Section 7.11 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases) as in effect at the time of such delivery). In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrowers (acting upon the request of Borrowers) or the Required Lenders (or Agent acting at the direction of the Required Lenders), Borrowers, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrowers.

Section 1.3     Time for Performance. Whenever any action or delivery (including payment) to be taken or made under this Agreement or any other Loan Document shall be stated

to be due on a day other than a Business Day, such action or delivery shall be deemed to be due on the next succeeding Business Day (except as otherwise provided for in the relevant Loan Document), and in the case of Obligations, interest shall continue to accrue thereon accordingly.

Section 1.4     Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by the Required Lenders or all Lenders, as applicable (or Agent acting at the direction of the Required Lenders or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided; and (vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. The making of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of the Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, the Lenders or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

Section 1.5     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDIT FACILITIES

Section 2.1     Amounts and Terms of Loans.

(a)	1st Tranche Loans; DDTLs.

(i)     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, as of the Closing Date, it is agreed that the loans (including capitalized interest thereon) outstanding under the Existing Credit Agreement are deemed to be 1st Tranche Loans hereunder in an aggregate principal amount equal to $44,374,636.90, and the Lenders agree to make an additional 1st Tranche Loan hereunder on or about the Closing Date in the aggregate principal amount of $2,000,000 (such amount, the “1st Tranche Closing Date Loan” and the aggregate amounts borrowed under this Section 2.1(a)(i), collectively, the “1st Tranche Loan”.)

(ii)     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each 2nd Tranche Lender severally and not jointly agrees to lend to the Borrowers from time to time after the Closing Date until the 2nd Tranche DDTL Commitment Expiration Date, the aggregate amount set forth opposite such Lender’s name in Annex I under the heading “2nd Tranche DDTL Commitment” (such amount being referred to herein as such Lender’s “2nd Tranche DDTL Commitment” and the DDTLs thereunder, the “2nd Tranche DDTLs”). The 2nd Tranche DDTL Commitment of each 2nd Tranche Lender shall be reduced by the aggregate amount of 2nd Tranche DDTLs funded by the 2nd Tranche Lender (and pursuant to any, if any, applicable DDTL Reduction).

(iii)     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each 3rd Tranche Lender severally and not jointly agrees to lend to the Borrowers from time to time after the Closing Date until the 3rd Tranche DDTL Commitment Expiration Date, the aggregate amount set forth opposite such Lender’s name in Annex I under the heading “3rd Tranche DDTL Commitment” (such amount being referred to herein as such Lender’s “3rd Tranche DDTL Commitment” and the DDTLs thereunder, the “3rd Tranche DDTLs”); provided that, until the 4th Tranche DDTL Commitment Expiration Date, 3rd Tranche Lenders may decline to provide such 3rd Tranche DDTLs (but, for the avoidance of doubt, the 3rd Tranche DDTL Commitment shall not be reduced). The 3rd Tranche DDTL Commitment of each 3rd Tranche Lender shall be reduced by the aggregate amount of 3rd Tranche DDTLs funded by the 3rd Tranche Lender (and pursuant to any, if any, applicable DDTL Reduction).

(iv)     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each 4th Tranche Lender severally and not jointly agrees to lend to the Borrowers from time to time after the Closing Date until the 4th Tranche DDTL Commitment Expiration Date, the aggregate amount set forth opposite such Lender’s name in Annex I under the heading “4th Tranche DDTL Commitment” (such amount being referred to herein as such Lender’s “4th Tranche DDTL Commitment” and the DDTLs thereunder, the “4th Tranche DDTLs”; the 4th Tranche DDTL Commitments, together with the 2nd Tranche DDTL Commitments and the 3rd Tranche DDTL Commitments, collectively the “DDTL Commitments”; the 4th Tranche DDTLs, together with the 2nd Tranche DDTLs and the 3rd Tranche DDTLs, collectively the “DDTLs”). The 4th Tranche DDTL Commitment of each 4th Tranche Lender shall be reduced by the aggregate amount of 4th Tranche DDTLs funded by the 4th Tranche Lender.

(v)     All 2nd Tranche DDTLs and 3rd Tranche DDTLs, once funded, shall become part of and be deemed to be of the same class as the 1st Tranche Loan; each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all actions as may be reasonably necessary to ensure that all such DDTLs, when originally made or thereafter, are included in each Borrowing of the outstanding 1st Tranche Loans on a pro rata basis.

(vi)     Amounts borrowed as a Loan which are repaid or prepaid may not be reborrowed.

(b)    Notes. The Loans made by each Lender may, at the request of such Lender, be evidenced by a single promissory note payable to such Lender, and its registered assigns, substantially in the form of Exhibit A (as amended, restated, supplemented or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), executed by Borrowers and delivered to such Lender.

(c)    Payment. Borrowers hereby promise to pay all of the Loans and all other Obligations in respect thereof (including, without limitation, principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Loans and the Obligations become due and payable pursuant to the terms of this Agreement. Borrowers may borrow and repay (but not reborrow) Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

Section 2.2     [Reserved].

Section 2.3    Procedure for Borrowing; Notices of Borrowing.

(a)    Borrowing.

(i)    Each Borrowing of a Loan (each, a “Borrowing”) shall be made upon the Borrowers’ irrevocable written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 12:00 p.m. (New York time) on the date that is at least seven (7) Business Day prior to the requested Borrowing date (or such shorter time period as agreed by the Required Lenders).

(ii)    Such Notice of Borrowing shall specify:

(A)    the amount of the Borrowing, which shall be:

(1)    the initial 2nd Tranche DDTL, in the aggregate amount of up to $61,000,000 (the “Initial 2nd Tranche Draw”); provided that, up to $6,000,000 of such Initial 2nd Tranche Draw may be, with the consent of Blockchain, drawn separately in a Borrowing in advance of the remainder of such $61,000,000 maximum amount (such $6,000,000 amount the “Discretionary 2nd Tranche Draw”);

(2)    with respect to the subsequent 2nd Tranche DDTL, in the aggregate amount of up to $28,000,000 (or such lesser remaining amount of the 2nd Tranche DDTL Commitments as shall remain after giving effect to any DDTL Reduction) (the “Subsequent 2nd Tranche Draw”); provided that, such amount shall include any Net Funded Amount required to pay the Origination Fee to the extent not otherwise paid in advance of or concurrently with such Borrowing; and

(3)    with respect to any 3rd Tranche DDTL or 4th Tranche DDTL, in an aggregate amount that is an integral multiple of $5,000,000 but in an event not less than $5,000,000 (or if less, the remaining 3rd Tranche DDTL Commitment) and not greater than $50,000,000;

(B)    the requested Borrowing date, which shall be a Business Day; and

(C)    the wire instructions for the account or accounts of Borrowers to which funds should be sent.

(iii)    Notwithstanding anything herein, (i) no more than an aggregate amount of $200,000,000 3rd Tranche DDTLs and 4th Tranche DDTLs may be drawn in the fiscal quarter in which the SPAC Transaction occurs, and (ii) no more than an aggregate amount of $100,000,000 3rd Tranche DDTLs and 4th Tranche DDTLs may be drawn in any subsequent fiscal quarter; provided that, for the avoidance of doubt, drawing 2nd Tranche DDTLs in any fiscal quarter shall not impair the ability to thereafter borrow up to the aggregate amount of 3rd Tranche DDTLs and 4th Tranche DDTLs specified herein during such same quarter.

(b)    Lenders to Advance. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall notify the Lenders in writing (by electronic transmission or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in same day funds, for the account of Borrowers, at Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Borrowing Date requested by Borrowers. The proceeds of such Borrowing will then be made available to Borrowers by Agent wire transferring to the account set forth in the Notice of Borrowing the aggregate of the amounts made available to Agent by the Lenders, and in like funds as received by Agent by 4:00 p.m. (New York time), on the requested Borrowing Date or as otherwise requested by Borrowers in the Notice of Borrowing, and approved by Agent for such purpose.

Section 2.4    Application of Proceeds.

(a)    The Borrowers shall use the proceeds of the 2nd Tranche DDTLs, to:

(i)     with respect to the Initial 2nd Tranche Draw, (A) with respect to an aggregate principal amount of $55,000,000 thereof, to purchase components of Digital Currency Miners pursuant to the Intel Supply Agreement and (B) with respect to an aggregate principal amount of $6,000,000 thereof, to fund operations under the Hosting Agreement (it being understood and agreed that any Discretionary 2nd Tranche Draw shall be used exclusively in accordance with this clause (B)), and

(ii)     with respect to the Subsequent 2nd Tranche Draw (A) with respect to an aggregate principal amount of $22,000,000 thereof, to pay related costs, including ODM packaging expenses pursuant to the Packaging Agreement, in an amount of approximately $20,000,000 and (B) with respect to an aggregate principal amount thereof equal to the difference of $8,000,000 minus the amount of any DDTL Reduction applied (or required to be applied) to the 2nd Tranche DDTL Commitments, to pay the Origination Fee or, if the Origination Fee has already been paid, for such purposes and in such proportions the proceeds of the 3rd Tranche DDTLs and 4th Tranche DDTLs are required to be used.

(b)     The Borrowers shall use the proceeds of the 3rd Tranche DDTLs and 4th Tranche DDTLs, (i) to purchase Digital Currency Miners and related assets (including, without limitation, pursuant to a Permitted Acquisition, which shall be pledged as Collateral, and to pay related costs and installation expenses, including ODM packaging expenses, (and (ii) with respect to no more than 25% of the aggregate initial principal amount of Borrowings of 3rd Tranche DDTLs and 4th Tranche DDTLs, to fund working capital needs and other general corporate purposes of the Loan Parties (other than dividends and distributions and payments on Indebtedness).

Section 2.5    Repayments and Prepayments; No Commitment Reductions.

(a)     Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

(i)     immediately upon discovery by or notice to Borrowers that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) have been exceeded, Borrowers shall pay Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the applicable Loans to the applicable maximum allowed amount, and such amount shall become due and payable by Borrowers without the necessity of a demand by Agent or any Lender; and

(ii)     If a Loan Party or any Subsidiary of a Loan Party shall at any time or from time to time (x) directly or indirectly, sell, transfer or otherwise dispose of any asset pursuant to Section 8.5(d) or in a manner not permitted hereunder or (y) suffer an Event of Loss, then (A) the Borrowers shall promptly notify Agent of such proposed disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Loan Party and/or such Subsidiary in respect thereof) and (B) within five (5) Business Days of receipt thereof by a Loan Party and/or such Subsidiary of the Net Proceeds of such disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party or such Subsidiary reinvests the Net Proceeds of such disposition or Event of Loss in productive assets of a kind then used or usable in the business of the Borrowers or such Subsidiary within 180 days after the date of such disposition or Event of Loss; provided that the applicable Borrower notifies Agent of such Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(b)    Voluntary Prepayments. Subject to Section 4.3(b), Borrowers may, at any time and from time to time, prepay the Loans together with interest due thereon under Section 4.1, in whole or in part (subject, in the case of the Payment in Full of all the Loans and to the additional requirements of Section 4.9), upon at least two (2) Business Days’ irrevocable notice by Borrowers to Agent.

(c)    Termination Date. The entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees and Lender Group Expenses payable by Borrowers hereunder, shall become due and payable on the Termination Date and shall be paid in accordance with Section 10.5 hereof.

(d)    Commitment Reductions. Other than in connection with Payment in Full, the Borrowers may not terminate or reduce the DDTL Commitments and, for the avoidance of doubt, any such termination in connection with Payment in Full shall be subject to the Early Termination Fee; provided that a DDTL Reduction effected in accordance with the terms hereof shall not be considered a violation of this Section 2.5(d) or subject to the Early Termination Fee.

(e)    Application of Prepayments. Prepayments of Loans shall be applied pro rata among all Loans based upon the respective outstanding principal balances thereof.

Section 2.6    Maintenance of Loan Account; Statements of Account. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrowers will be charged with all Loans made by the Lenders to Borrowers or for Borrowers’ account, including the Loans, interest, fees, Lender Group Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lenders from Borrowers or for Borrowers’ account. The Lender shall send Borrowers a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, absent manifest error.

Section 2.7    [Reserved].

Section 2.8    Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, Borrowers shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.

Section 2.9    Payment Procedures.

(a)    Loan Account. Borrowers hereby authorize Agent to charge the Loan Account or any other account of Borrowers with Agent with the amount of all principal, interest, fees, Lender Group Expenses and other payments to be made hereunder and under the other Loan Documents. Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account.

(b)    Time of Payment. Each payment by Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. (New York time) on the due date thereof to Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made for the account of Agent only, Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c)    Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d)    Application. Subject to Section 10.5, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.

Section 2.10    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.9, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, then such Lender (at the request of Borrowers) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.9 or Section 4.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.11    Defaulting Lenders.

(a)     Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at the Default Rate until Paid in Full.

(b)     The failure of any Defaulting Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.

(c)     Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its reasonable discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations or re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Loans made by it, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by any of Borrowers of their duties and obligations hereunder.

(d)    [Reserved].

(e)     If Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection (c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.12    [Reserved].

Section 2.13    Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any off-sets or set-offs effected in accordance with Section 12.34 in respect of Specified Loss Amounts shall not be subject to this Section 2.13 and shall be applicable solely to the Loans of Blockchain without any obligation to account to any other Secured Party in respect thereof.

ARTICLE III

[RESERVED]

ARTICLE IV

INTEREST, FEES AND EXPENSES

Section 4.1    Interest. Subject to Section 4.2, Borrowers shall pay to Agent for the ratable benefit of the Lenders interest on the Loans, payable in arrears on each Interest Payment Date, at a rate equal to the Applicable Rate; provided that no interest shall be payable on the Net Funded Loan Amount. Notwithstanding the foregoing, all payments of interest under this Section 4.1 with respect to the 1st Tranche Closing Date Loan and the 2nd Tranche DDTLs on or prior to the applicable Cash Interest Payment Commencement Date, shall be due and payable “in-kind” by adding the accrued amount to the outstanding principal amount of the relevant Loan in respect of which they would accrue as of the applicable Interest Payment Date (any such “paid-in-kind” portion of the interest, a “PIK Amount”), which PIK Amounts shall thereafter be deemed principal of the relevant Loan to which it relates bearing interest from such Interest Payment Date in accordance with this Section 4.1; provided, that the capitalization of any PIK Amount shall not reduce the amount available to be borrowed under any DDTL Commitment.

Section 4.2    Interest After Event of Default. (a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d), and (b) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of the Required Lenders, all Loans and all Obligations shall bear interest at a per annum rate equal to two percent (2.0%) above the per annum rate otherwise applicable thereunder (the “Default Rate”).

Section 4.3    Fees.

(a)    Origination Fee. Borrowers shall pay to BCUK (or its designee) an amount equal to $8,000,000 earned upon the Closing Date (the “Origination Fee”). The Origination Fee is due upon the earliest of (i) funding of the Subsequent 2nd Tranche Draw, (ii) the initial funding of the 3rd Tranche DDTLs, (iii) the initial funding of the 4th Tranche DDTLs, and (iv) the Termination Date (or, if earlier, repayment in full of the Loans). The Origination Fee may be paid (x) in cash or (y) as applicable, at the Borrowers’ election net funded from the proceeds of the Subsequent 2nd Tranche Draw and/or 3rd Tranche DDTL (any such net funded amount, the “Net Funded Loan Amount”); provided, that, for the avoidance of doubt, if 4th Tranche DDTLs are borrowed prior to 2nd Tranche DDTLs and 3rd Tranche DDTLs, then such Origination Fee shall be payable in cash only. To the extent the Origination Fee is paid in cash, the remaining DDTL Commitments shall be reduced on a dollar for dollar basis equal to such cash-paid amount, with such reduction applied first to 2nd Tranche DDTL Commitments and any remainder then applied to 3rd Tranche DDTL Commitments (any such reduction a “DDTL Reduction”).

(b)    Early Termination Fees.

(i)     Upon an Early Termination Event, Borrower shall pay to the Agent for the ratable benefit of the applicable Lenders the applicable Early Termination Fee

(ii)     Any Early Termination Fee payable hereunder shall be paid concurrently with the repayment of the Loans in respect of which such Early Termination Fee is payable.

(iii)     Any Early Termination Fee payable hereunder shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of such repayment or prepayment, and the Loan Parties agree that it is reasonable under the circumstances currently existing.

Section 4.4    Late Fee. Automatically upon the occurrence and during the continuance of any Event of Default pursuant to Section 10.1(a), Borrower shall incur an additional fee (the “Late Fee”) equal to 10% (annualized, calculated daily) of the relevant Obligations, which Late Fee shall be payable in addition to the interest payable under Section 4.1.

Section 4.5    [Reserved].

Section 4.6    [Reserved].

Section 4.7    Fee Letter. Borrowers shall pay to Agent for its own account as and when due in accordance with the terms thereof all fees required to be paid to Agent under the Fee Letter.

Section 4.8    Calculations. All calculations of interest and fees hereunder shall be made by Agent on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrowers hereby acknowledge and agree that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrowers under the Loan Document.

Section 4.9    Increased Costs.

(a)    If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.9 and delivered to Borrowers will be conclusive absent manifest error.

(d)     Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section 4.9 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180- day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.10    Taxes.

(a)    Defined Terms. For purposes of this Section 4.10, the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 4.10(e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.10, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.10(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)     any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E. as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.10 (including by the payment of additional amounts pursuant to this Section 4.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 4.10 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V

CONDITIONS OF LENDING

Section 5.1    Conditions to Effectiveness and 1st Tranche Closing Date Loan. The effectiveness of this Agreement and the obligation of the Lenders to make the 1st Tranche Closing

Date Loan are each subject to the satisfaction or waiver in writing of the following conditions prior to making of such 1st Tranche Closing Date Loan:

(a)    Loan Documents. Agent shall have received, dated as of the Closing Date or as of an earlier date acceptable to the Required Lenders, in form and substance satisfactory to the Required Lenders and their counsel, counterparts of this Agreement, duly executed by the parties hereto.

(b)    Security Condition. The Security Condition shall have been satisfied.

(c)    Reimbursement. Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement to the extent invoiced one Business Day prior to the Closing Date, (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to Agent under the Fee Letter that are required to be paid on the Closing Date.

(d)    No Change. Since December 31, 2020, no Material Adverse Effect shall have occurred.

(e)    [Reserved].

(f)    Law. The Loan Parties shall be in compliance with all Requirements of Law, including Environmental Law, ERISA, and Material Contracts, other than any such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)    Know Your Customer. Agent shall have received (i) at least three (3) Business Days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Agent or any Lender in writing at least ten (10) calendar days prior to the Closing Date and that the Agent reasonably determines is required under all applicable Requirements of Law (including, to the extent applicable, by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act) and (ii) at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification with respect to any Loan Party that qualifies as a “legal entity customer” under the applicable Beneficial Ownership Regulation.

(h)    Financial Statements. The Agent shall have received unaudited consolidated balance sheets of the Loan Parties and the related unaudited statements of income and cash flows for each month ending at least 45 days prior to the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 5.1, the Agent and each Lender that has signed this Agreement and expressly confirmed release of such signature page from escrow shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Person unless the Agent shall have given, on behalf of itself or any Lender, notice prior to the date of the applicable Borrowing specifying any such Person’s objection thereto.

Section 5.2    Conditions to Each DDTL. The obligation of the Lenders to make any DDTL is subject to the satisfaction or waiver in writing of the following conditions prior to making of such initial Loan:

(a)    Loan Documents. Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to the Required Lenders, in form and substance satisfactory to the Required Lenders and their counsel:

(i)    [reserved];

(ii)    to the extent requested in writing reasonably in advance of the funding thereof, Notes, each duly executed by Borrowers;

(iii)    the Guaranty and Security Agreement, duly executed by each Loan Party;

(iv)     in the case of the first such DDTL drawn, an opinion of counsel for each Loan Party addressed to Agent (and each Lender party hereto as of the Effective Date) covering such matters incident to the transactions contemplated by this Agreement as the Required Lenders may reasonably require, which such counsel is hereby requested by Borrowers on behalf of all the Loan Parties to provide;

(v)    a Fee Letter, duly executed by the Borrowers;

(vi)     in the case of the first such DDTL drawn, copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary or an Assistant Secretary of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing on behalf of Borrowers; and

(vii)    in the case of the first such DDTL drawn, a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation of each Loan Party, dated within ten (10) days of the Closing Date, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction.

(b)    Security Condition. The Security Condition shall have been satisfied to the reasonable satisfaction of the Required Lenders.

(c)    Reimbursement. Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement to the extent invoiced one Business Day prior to the Closing Date, (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to Agent under the Fee Letter that are required to be paid on the Closing Date.

(d)    No Change. Since December 31, 2020, no Material Adverse Effect shall have occurred.

(e)    [Reserved].

(f)    Law. The Loan Parties shall be in compliance with all Requirements of Law, including Environmental Law, ERISA, and Material Contracts, other than any such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)    Know Your Customer. Agent shall have received (i) at least three (3) Business Days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Agent or any Lender in writing at least ten (10) calendar days prior to the Closing Date and that the Agent reasonably determines is required under all applicable Requirements of Law (including, to the extent applicable, by U.S. regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation the Patriot Act) and (ii) at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification with respect to any Loan Party that qualifies as a “legal entity customer” under the applicable Beneficial Ownership Regulation.

(h)    [Reserved].

Section 5.3    Conditions Precedent to 2nd Tranche DDTL. The obligation of the Lenders to make any 2nd Tranche DDTL is subject to the satisfaction of the following conditions precedent:

(a)     Blockchain shall have received the Hosting Agreement (provided that Blockchain shall be permitted to waive or delay compliance with this condition at its discretion in connection with any Discretionary 2nd Tranche Draw);

(b)    [reserved];

(c)    solely to the extent the proceeds of such 2nd Tranche DDTL are used to finance payments under the Intel Supply Agreement, the Lenders shall have received evidence of orders or deposits under the Intel Supply Agreement equal to or greater to such extent;

(d)    solely to the extent the proceeds of such 2nd Tranche DDTL are used to finance payments under the Packaging Agreement and related expenses, the Packaging Agreement shall be in full force and effect without any breach theruender;

(e)    in the case of Subsequent 2nd Tranche Draw, the Origination Fee shall have been paid (or shall be paid substantially concurrent with the making of the Subsequent 2nd Tranche Draw from the proceeds thereof); and

(f)    the Pre-SPAC Restructuring shall have been consummated.

Section 5.4    Conditions Precedent to 3rd Tranche DDTL. The obligation of the Lenders to make any 3rd Tranche DDTL is subject to the satisfaction of the following conditions precedent:

(a)    the Hosting Agreement shall continue to be in full force and effect

(b)    the Supplemental Warrants shall have been issued and vested as, to the extent and in accordance with their terms;

(c)     the Origination Fee shall have been paid (or shall be paid substantially concurrent with the making of such 3rd Tranche DDTL from the proceeds thereof);

(d)    the Pre-SPAC Restructuring shall have been consummated; and

(e)    At the time of consummation of the SPAC Transaction, the enterprise value of the Borrowers and its Subsidiaries shall have not been less than $3,200,000,000.

Section 5.5    Conditions Precedent to 4th Tranche DDTL. The obligation of the Lenders to make any 4th Tranche DDTL is subject to the satisfaction of the following conditions precedent:

(a)    the Hosting Agreement and the Supplemental Warrants shall continue to be in full force and effect and, in the case of the Supplemental Warrants, vest as, to the extent and in accordance with their terms;

(b)     the Origination Fee shall have been paid (or shall be paid substantially concurrent with the making of such 4th Tranche DDTL from the proceeds thereof);

(c)    the Pre-SPAC Restructuring shall have been consummated; and

(d)    At the time of consummation of the SPAC Transaction, the enterprise value of the Borrowers and its Subsidiaries shall have not been less than $3,200,000,000.

Section 5.6    Conditions Precedent to Each Loan. The obligation of the Lenders to make any Loan is subject to the satisfaction of the following conditions precedent:

(a)    all representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)    no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan (including, without limitation, with respect to obligations to negotiate and/or deliver the Hosting Agreement or the Supplemental Warrants, to the extent applicable); and

(c)    other than in connection with the 1st Tranche Closing Date Loan, delivery to the Agent a Notice of Borrowing in accordance with Section 2.2(a).

The Borrowing of each Loan shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Sections 5.4(a) and 5.4(b).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Borrower makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

Section 6.1    Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 6.1 specifies the jurisdiction in which each Loan Party is organized and all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity as of the Closing Date. Schedule 6.1 also specifies the tax identification numbers and organizational identification numbers of each Loan Party.

Section 6.2    Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.2 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Other than Collateral which may be out for repair or mobile Equipment such as laptop computers in the possession of a Loan Party or its Subsidiary’s employees or agents, there is no location at which any Loan Party maintains any Collateral or any Collateral is fabricated, constructed, manufactured or otherwise processed other than the locations specified for it in Schedule 6.2 (it being understood that such Collateral may be in transit between or to such locations) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Schedule 6.2 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party, and identifies each location at which Inventory of the Loan Parties is held, stored, fabricated, constructed, manufactured or otherwise processed (it being understood that such Inventory may be in transit between or to such locations).

Section 6.3    Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its Owners, where required) has been taken.

Section 6.4    Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.5    No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not and will not contravene any of the Governing Documents of such Loan Party, (ii) do not and will not contravene any Requirement of Law, (iii) do not and will not contravene any Material Contract, except as such contravention could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

Section 6.6    Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii) filing of the Patent Security Agreements, Trademark Security Agreements, and Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, (iv) filings or other actions listed on Schedule 6.6, and (v) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7    Ownership; Subsidiaries. Schedule 6.7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity, the Persons that own the Equity Interests of each such Loan Party, and the number of Equity Interests owned by each such Person.

Section 6.8     Solvency. The Loan Parties are, on a consolidated basis, upon the incurrence of any Borrowing by Borrower on any Borrowing Date, Solvent.

Section 6.9    [Reserved].

Section 6.10    Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

Section 6.11    Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.

Section 6.12    No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

Section 6.13    Investment Company. None of the Loan Parties is required to be registered as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 6.14    Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

Section 6.15    Taxes and Tax Returns.

(a)    Each Loan Party and each of its Subsidiaries has properly completed and timely filed all federal and other material income Tax returns it is required to file and such returns were complete and accurate in all material respects.

(b)    All federal and other material Taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.

(c)    No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for Taxes.

Section 6.16    No Judgments or Litigation. Except as specified in Schedule 6.16, no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

Section 6.17    Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, as reflected in their most recent financial statements delivered pursuant to this Agreement, except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

Section 6.18    No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

Section 6.19    [Reserved].

Section 6.20    Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.21    Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of Agent and other than Permitted Liens. Upon the proper filing of financing statements, the Liens in the Collateral granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens) to the extent perfection can be accomplished by such filings.

Section 6.22    ERISA.

(a)    Except as could reasonably be expected, individually or in the aggregate, to not have a Material Adverse Effect:

(i)    Each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Pension Plan (including obligations related to the minimum funding standards of ERISA and the Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Pension Plan.

(ii)    No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither a Loan Party or any ERISA Affiliate is subject to any direct or indirect liability with respect to any Pension Plan under any Requirement of Law or agreement, except for ordinary funding obligations and PBGC premiums which are not past due.

(iii)    Neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Pension Plan under Section 307 of ERISA or Section 401(a)(29) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Pension Plan.

(iv)    Each Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the Code with respect to all Plans. No Loan Party has engaged in a prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan. Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan. With respect to each Pension Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or has had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code.

(v)    Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letters or may rely upon a favorable advisory opinion letter from the IRS that the Plane is qualified and the related trust is tax-exempt, and no event has occurred since the date of such determination or advisory opinion letter that would reasonably be expected to adversely affect the qualified status of such Plan or the tax-exempt status of the related trust.

(vi)    The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(vii)    Neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(viii)    No withdrawal liability would be incurred in the event of a complete withdrawal as of the Closing Date by a Loan Party or any ERISA Affiliate from all Multiemployer Plans.

(ix)    There are no actions, suits, claims or other proceedings, either pending or threatened against any Loan Party, or any ERISA Affiliate, or otherwise involving a Plan (other than routine claims for benefits), which would reasonably be expected to be asserted successfully against any Plan, any Loan Party, or any ERISA Affiliate. To the extent that any Plan is funded with insurance, each Loan Party and each ERISA Affiliate have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, it and each ERISA Affiliate have made when due all contributions required to be paid.

Section 6.23    Intellectual Property. Set forth on Schedule 6.23 is a complete and accurate list of all material Patents and all material registered Trademarks and Copyrights, and all licenses thereof, of the Loan Parties, showing as of the Closing Date the jurisdiction in which registered, the registration number and the date of registration. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, except as set forth on Schedule 6.23, and no claim or litigation is pending or, to each Loan Party’s knowledge after due inquiry, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.

Section 6.24    Labor Matters. There are no existing or, to each Loan Party’s knowledge, threatened (in writing) strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.25    Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) to the knowledge of each Loan Party there are and have been, no conditions, occurrences, or violations of Environmental Law, or the presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any Real Property used in the business of any Loan Party or any of its Subsidiaries; (iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any

Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; (iv) no Environmental Lien has attached to any Collateral and no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral; (v) to the knowledge of each Loan Party, there are no underground storage tanks or underground waste disposal areas at the Real Property; and (vi) no Hazardous Materials have been Released at, to, on, under or from the Real Property.

Section 6.26    Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.27    Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(a)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b)    a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(d)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Loans will be, directly or, to the knowledge of Borrowers or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

Section 6.28    Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

Section 6.29    Material Contracts. Each Material Contract has been duly authorized, executed and delivered by the applicable Loan Party or Subsidiary and each other party thereto. Each Material Contract of the Loan Parties and their Subsidiaries is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such Material Contract by any party thereto.

Section 6.30    [Reserved].

Section 6.31    Financial Statements. The Financial Statements delivered to Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof.

Section 6.32    [Reserved].

Section 6.33    Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party has complied with and is and has been during the past five (5) years in compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws. No Loan Party has received any communication (including any oral communication) from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 6.34    Public Utility. None of the Loan Parties nor any of their Subsidiaries is in violation of the Public Utility Holding Company Act of 2005, Chapter 12 of Title 16 of the United States Code, or any other Requirements of Law applicable to public utilities.

ARTICLE VII

AFFIRMATIVE COVENANTS OF THE BORROWERS

Each Borrower covenants and agree that, until Payment in Full of all Obligations:

Section 7.1    Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) maintain their Entity existence, (b) remain in good standing in their jurisdiction of organization, incorporation or formation (as the case may be), (c) maintain in full force and effect all other licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (d) continue in the same or similar, corollary, ancillary, incidental, complementary or related lines of business, or a reasonable extension, development or expansion thereof or ancillary thereto as presently conducted by it.

Section 7.2    Maintenance of Property; Collateral Equipment.

(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

(b)    The Loan Parties shall ensure that at all times the Collateral Equipment is conspicuously labeled or otherwise marked as such.

Section 7.3    [Reserved].

Section 7.4    Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (a) all federal and other material Taxes imposed against it or any of its property, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that such payment and discharge will not be required with respect to any Tax or claim if (i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and (ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

Section 7.5    Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply in all material respects with all Requirements of Law applicable to it, including any state licensing laws and Environmental Laws, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.6    Insurance.

(a)    Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause Agent to be listed as a lender loss payee on property and policies, casualty policies, and, to the extent applicable, key-man insurance policies, and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrowers will furnish to Agent, upon request of Agent or the Required Lenders, information in reasonable detail as to the insurance so maintained.

(b)    Furthermore, the Loan Parties shall: (i) obtain certificates and endorsements reasonably acceptable to the Required Lenders with respect to any property or casualty insurance policies and, to the extent applicable, key-man insurance policies and (ii) cause each insurance policy referred to in this Section 7.6, if applicable, to provide that it shall not be cancelled, modified or not renewed (X) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (Y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to Agent.

(c)    If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, the Required Lenders (or Agent acting at the direction of the Required Lenders), in their reasonable discretion, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ Loan Account or any other account of Borrowers with Agent or any Lender for same, and such expenses so paid shall be part of the Obligations.

(d)    Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, Borrowers shall also furnish Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.

Section 7.7    Books and Records; Inspections.

(a)     The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall exclude the assets, liabilities and financial transactions of all direct and indirect Owners, Subsidiaries and other Affiliates of the Loan Parties.

(b)     The Loan Parties shall, and shall cause each of their Subsidiaries to, provide to the Required Lenders and their agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and copying any and all records pertaining thereto, (iii) conducting field examinations and appraisals with respect to the Collateral and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or, with the Auditors (so long as the Borrower also participates in any such discussions with the Auditors), all of whom are hereby authorized to disclose to Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business. Borrowers shall reimburse Agent and the Lenders for the reasonable and documented costs or expenses of such outside accountants or examiners as may be retained by Agent or the Required Lenders to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Default or Event of Default then exists, Borrowers shall only be liable for reimbursement in respect of one inspection in each calendar year. All such Obligations may be charged to the Loan Account or any other account of Borrowers with Agent, any Lender or any of their Affiliates in accordance with Section 2.9. So long as the Borrower is offered a reasonable opportunity to be present during such communications, the Borrowers hereby authorize Agent, the Lenders and their delegates to communicate directly with the Auditors to disclose to Agent, the Lenders, and their delegates any and all financial information regarding the Loan Parties and their Subsidiaries, including matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of the Loan Parties and their Subsidiaries. Notwithstanding anything to the contrary in this Section 7.7(b), none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on Borrower or its Subsidiaries with respect to highly confidential or proprietary information (and so long as such agreement was not entered into in contemplation of the requirements of this Agreement) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(c)    The Loan Parties shall provide Blockchain with ‘read’ access rights to the Loan Parties’ mining pool accounts in respect of all Mined Currency.

Section 7.8    Notification Requirements. The Loan Parties shall timely give Agent the following notices and other documents:

(a)    Notice of Defaults. Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrowers’ proposed response thereto, each in reasonable detail.

(b)    Proceedings or Changes. Promptly, and in any event within five (5) Business Days after a Loan Party becomes aware of (i) any proceeding including any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted against a Loan Party or any of its Subsidiaries before any Governmental Authority which would reasonably be expected to result in a liability in excess of $1,500,000 or (ii) any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(c)    Changes. (i) Promptly, and in any event within five (5) Business Days (or such longer period as the Required Lenders shall agree to) after (A) a change in the location of any Collateral from the locations specified in Schedule 6.2 or (B) a change of the legal name of any Loan Party, and (ii) prior to a change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change, together with, in the case of clauses (i)(B) and (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.2 pursuant to this Section 7.8, such notice shall be deemed to be an addition to such Schedule.

(d)    ERISA Notices.

(i)    Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of such Loan Party describing such Termination Event, any action that is being taken with respect thereto by any Loan Party or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC of which the Loan Party or ERISA Affiliate is aware;

(ii)     promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Pension Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Borrower or ERISA Affiliate with respect to such request;

(iii)     promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(iv)     promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of any of the following, to the extent any such occurrence could have a Material Adverse Effect:

(A)     any Prohibited Transaction which could subject any Loan Party or ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in connection with any Plan, or any trust created thereunder,

(B)     any cessation of operations (by any Loan Party or ERISA Affiliate) at a facility in the circumstances described in Section 4062(c) of ERISA,

(C)     a failure by any Loan Party or ERISA Affiliate to make a payment to a Pension Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code, or the imposition of such a Lien,

(D)     the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, or

(E)     any change in the actuarial assumptions or funding methods used for any Pension Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(v)     promptly upon and in any event within five (5) Business Days after the request of the Required Lenders (or Agent acting at the direction of the Required Lenders), each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Pension Plan administered or maintained by any Loan Party or ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party or ERISA Affiliate in which any of its employees participate, and each Schedule B (Actuarial Information) to the annual report filed by such Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each such Pension Plan;

(vi)     promptly upon and in any event within five (5) Business Days after the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(vii)     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(viii)     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(ix)     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(x)     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(xi)    [Reserved].

(e)    Environmental Matters.

(A)     Promptly provide notice of any Release of Hazardous Materials in any reportable quantity from or onto real property owned or operated by a Loan Party or any of its Subsidiaries, and

(B)     Promptly, but in any event within 5 Business Days of its receipt thereof, provide written notice of any of the following: (i) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, which could reasonably be expected to result in liability or involve remediation costs in excess of $1,500,000.

(f)    Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

Section 7.9    Casualty Loss. The Loan Parties shall (a) provide written notice to Agent, within five (5) Business Days, of (i) any material damage to, the destruction of or any other material loss to any asset or property owned or used by any Loan Party other than any such asset or property with a net book value (individually or in the aggregate) less than $1,500,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Loan Parties together with (as applicable) a statement of the amount of the damage, destruction, loss or diminution in value, or (ii) any death or loss under any key-man insurance policy (each, a “Casualty Loss”), and (b) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

Section 7.10    Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 7.11    Financial Reporting. Borrowers shall deliver to Agent the following:

(a)    Annual Financial Statements. Not later than one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2021, (i) the annual audited and certified consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries, on a consolidated basis, for or as of the end of the prior fiscal year; (ii) a comparison in reasonable detail to the prior year’s audited Financial Statements; (iii) the Auditors’ opinion without Qualification; and (iv) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by the chief financial officer of Griid (or another officer reasonably acceptable to the Required Lenders).

(b)    Business Plan. Not later than thirty (30) days before the end of each fiscal year of the Loan Parties, the Business Plan of the Loan Parties and their Subsidiaries certified by the chief financial officer of Griid (or another officer reasonably acceptable to the Required Lenders).

(c)    Quarterly Financial Statements. Not later than forty-five (45) days after the end of each fiscal quarter, commencing with the first fiscal quarter ended after the Closing Date, (i) the interim consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries as at the end of such quarter and for the fiscal year to date, (ii) a certification by Griid’s chief financial officer that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments), and (iv) a comparison in reasonable detail to the prior year’s audited Financial Statements with respect to each fiscal quarter and the fiscal year to date, and (v) a narrative discussion of the financial condition of the Loan Parties and their Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by the chief financial officer of Griid (or another officer reasonably acceptable to the Required Lenders).

(d)    Compliance Certificate. Not later than forty-five (45) days after the end of each fiscal quarter, a compliance certificate, substantially in the form of Exhibit E (a “Compliance Certificate”), signed by Griid’s chief financial officer (or another officer reasonably acceptable to the Required Lenders), which shall (i) attach a schedule of computations calculating the Liquidity, Total Leverage Ratio and Consolidated Interest Coverage Ratio as of the end of such fiscal quarter as well as the most recent fully completed fiscal year, (ii) attach such supplements to Schedules 6.2 and 6.7 as are necessary such that, as supplemented, the relevant disclosures would be accurate and complete as of the date of such Compliance Certificate, (iii) include a certification that, as of the date of submission thereof, the Loan Parties are in complete compliance with all required covenants except as noted in such Compliance Certificate or as otherwise disclosed to Bank in writing, and (iv) include a certification that as of the date of submission thereof, all representations and warranties in the Loan Documents (other than any representations or warranties that are made as of a specific date) are true and correct in all material respects except as noted in such Compliance Certificate or otherwise disclosed to Bank in writing.

(e)    Monthly Report. As soon as available, but in any event within thirty (30) days (or, with respect to any applicable month ending in the fiscal year ending December 31, 2021, forty-five (45) days) after the end of each calendar month (other than the last month of any fiscal quarter), a company prepared operating data summary providing the metrics certified by a Responsible Officer, substantially in the form set forth on Exhibit C hereto (the “Monthly Report”).

(f)    Digital Currency Miners. Within ten (10) Business Days of a Loan Party purchasing Digital Currency Miners, copies of receipts or invoices for such purchased Digital Currency Miners reasonably identifying such equipment and the purchase price thereof.

(g)    SEC Reports. On and after an initial public offering, as soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party files with the Securities and Exchange Commission or any other Governmental Authority.

(h)    Other Financial Information. Promptly after the request by the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf), such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf) may from time to time reasonably request.

Section 7.12    Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all material obligations and liabilities (including tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

Section 7.13    ERISA. The Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, (a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof, (b) contribute, or require that contributions be made, in a timely manner (i) to each Pension Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Pension Plan, and (ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (d) pay in a timely manner all required premiums to the PBGC, except in case of each of clause (a), (b), (c) and (d), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used in this Section 7.13, “Foreign Plan” means any Plan that is subject to any Requirement of Law of any foreign jurisdiction and is not subject to ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States.

Section 7.14    Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) conduct its business so as to comply in all material respects with all applicable Environmental Laws and obtain and renew all Permits required under Environmental Laws; (b) handle all Hazardous Materials in compliance with all Environmental Laws and take any Remedial Action to address any Release of Hazardous Materials at, on or under an real property required of any Loan Party or any Subsidiary by a Governmental Authority or pursuant to any Environmental Laws; and (c) keep any property owned or operated by a Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.

Section 7.15    Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of their registered Trademarks, Patents, Copyrights and any other Intellectual Property, in each case material to the conduct of their businesses.

Section 7.16    Mined Currency on Deposit. The Loan Parties shall ensure that at all times the Mined Currency on deposit in a Mined Currency Account is greater than or equal to a value equal to fifty percent (50%) of all Mined Currency, excluding (A) amounts thereof used for operating expenses of the Loan Parties in the ordinary course of business, (B) amounts thereof used for such other purposes as the Required Lenders shall consent to in writing, or (C) all Specified Loss Amounts. The Loan Parties shall ensure that at all times the Mined Currency on deposit in a Mined Currency Account is greater than or equal to a value equal to fifty percent (50%) of the aggregate Mined Currency held by the Loan Parties.

Section 7.17    Private Placement. Griid shall offer or cause to be offered to Blockchain a reasonable opportunity to participate in any private placement or other investment in the SPAC Transaction, on terms no less favorable than those generally available to others participating in such placement or investment.

Section 7.18    [Reserved].

Section 7.19    Anti-Money Laundering Laws and Anti-Corruption Laws and International Trade Laws. Each of the Loan Parties shall comply with all Anti-Money Laundering Laws, Anti- Corruption Laws and International Trade Laws, and shall maintain all of the necessary Permits required pursuant to any Anti-Money Laundering Laws, Anti-Corruption Laws and International Trade Laws applicable to it in order for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies, procedures, and internal controls designed to promote and achieve compliance with such laws and with the terms and conditions of this Agreement. No Government Official has, directly or indirectly, the right of control over or any beneficial interest in any Loan Party.

Section 7.20    Formation of Subsidiaries; Additional Guarantors. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Subsidiary after the Closing Date, within thirty (30) days of such event (or such later date as permitted by the Required Lenders in their sole discretion):

(a)     cause such new Subsidiary (if such Subsidiary is not an Excluded Subsidiary) to provide to Agent (i) if Borrowers request, subject to the consent of the Required Lenders, that such Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, or (ii) otherwise, a joinder to the Guaranty and Security Agreement;

(b)     to the extent required by and subject to the exceptions set forth in this Agreement and the Security Documents, deliver to Agent financing statements with respect to such Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Subsidiary, and such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary), all in form and substance reasonably satisfactory to the Required Lenders, necessary to create the Liens intended to be created under the Security Documents; provided that the joinder to this Agreement or the Guaranty and Security Agreement and such other Security Documents, shall not be required to be provided to Agent with respect to any Excluded Subsidiary;

(c)     provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary; and

(d)     provide to Agent all other documentation, including, but not limited to, one or more opinions of counsel reasonably satisfactory to the Required Lenders, which is necessary or, in the Required Lenders’ reasonable discretion, appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage).

Upon Griid’s request, the SPAC and/or Parent may be joined to the Loan Documents as a Loan Party and, in connection therewith, comply with the requirements of this Section 7.20 applicable to Subsidiaries, to the extent applicable.

Section 7.21    Landlord Waivers. The Loan Parties shall use commercially reasonable efforts to deliver to the Agent executed landlord waiver agreements and/or collateral access agreements reasonably acceptable to the Required Lenders for all locations reasonably requested in writing by the Required Lenders from time to time.

Section 7.22    Further Assurances. Promptly upon request by the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf), the Loan Parties shall (and, subject to the limitations set forth herein and in the Security Documents, shall cause each of their Subsidiaries other than Excluded Subsidiaries to) take such additional actions and execute such documents as the Required Lenders (or Agent acting at the direction of the Required Lenders or on its own behalf) may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, (b) to subject to the Liens created by any of the Security Documents any of the properties of the Loan Parties or their Subsidiaries, rights or interests covered by any of the Security Documents, (c) to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Security Documents and the Liens intended to be created thereby, and (d) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.

Section 7.23    [Reserved].

Section 7.24    Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.24 (or such longer time as the Required Lenders may agree in its sole discretion), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.24.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until Payment in Full of all Obligations:

Section 8.1    Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(a)    Indebtedness under the Loan Documents;

(b)     Indebtedness existing on the Closing Date and set forth in Schedule 8.1(b), and any Refinancing Indebtedness in respect of such Indebtedness;

(c)     Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, in each case other than Digital Currency Miners, and software embedded in such equipment, acquired or held by Borrowers, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within 30 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(d)    [reserved];

(e)    [reserved];

(f)    Indebtedness comprised of Permitted Intercompany Advances; (g) [reserved];

(h)     Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that (i) such guarantees are not prohibited by the provisions of Section 8.10; (ii) no such guarantee by any Subsidiary shall be permitted unless such Subsidiary shall have also provided a guarantee of the Obligations, and (iii) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(i)    to the extent constituting Indebtedness, Hosting Obligations;

(j)    [reserved];

(k)     endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(l)    Indebtedness incurred in the ordinary course of business in respect of (i) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (ii) [reserved], (iii) the endorsement of instruments for deposit or the financing of insurance premiums, (iv) [reserved], (v) [reserved] and (vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;

(m)    [reserved];

(n)     Indebtedness in respect of obligations owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or unemployment insurance and other social security laws or regulations and premiums related thereto, in each case, in the ordinary course of business,

(o)     Indebtedness representing any taxes, assessments and other governmental charges or levies to the extent such taxes, assessments and other governmental charges or levies are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP; or

(p)     any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $5,000,000 at any one time.

Section 8.2    Contingent Obligations. Except as specified in Schedule 8.2, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding (a) indemnities given in connection with this Agreement or the other Loan Documents in favor of the Lender and the Lender, or (b) Contingent Obligations incurred, assumed or suffered in connection with any Indebtedness permitted under Section 8.1.

Section 8.3    Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge or consolidate with any Person or liquidate or dissolve itself (or suffer any liquidation or dissolution), except

(a)    any Loan Party (other than Holdings), or Subsidiary of any Loan Party may liquidate or dissolve voluntarily into, and may merge with and into, any Loan Party, so long as, to the extent a Borrower is a party to such merger, a Borrower is the surviving entity;

(b)    any Guarantor (other than Holdings) may liquidate or dissolve voluntarily into, and may merge with and into any Loan Party;

(c)    any Subsidiary of a Loan Party that is not a Loan Party may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary that is not itself a Loan Party;

(d)    the assets or Equity Interests of any Loan Party (other than Holdings), or Subsidiary of any Loan Party may be purchased or otherwise acquired by any Loan Party;

(e)    the assets or Equity Interests of any Subsidiary that is not a Loan Party may be purchased or otherwise acquired by any Loan Party or Subsidiary of a Loan Party; and

(f)    the consummation of the SPAC Transaction.

Section 8.4    Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any operations, business or activity other than (a) vertically-integrated digital currency mining and hosting operations, including, without limitation, generating Mined Currency using the Collateral Equipment in accordance with the terms hereof, (b) maintaining its existence, (c) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties, (d) executing, delivering and the performance of rights and obligations under the Loan Documents, and related documents to which it is a party, (e) making payments to the extent required or otherwise permitted by this Agreement or any other Loan Document, and (f) activities reasonably related, incidental or ancillary to the foregoing and reasonable extensions thereof; provided that no such line of business of activity thereunder shall be permitted if as a result thereof the Loan Parties would not be able to make the representation and warranty set forth in Section 6.34 at any time.

Section 8.5    Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their to, directly or indirectly, sell, transfer or otherwise dispose of any of their assets except: (a) payment of operating costs in the ordinary course of business, (b) sales, transfers, or dispositions between or among Loan Parties, (c) sales, transfers, or dispositions of Permitted Investments on commercially reasonable terms, and (d) dispositions of property for cash for fair market value in the ordinary course of business; provided that, in the case of clause (d), the proceeds thereof are either (i) deposited into an account of a Loan Party in accordance with Section 8.20, or (ii) used to purchase upgrade or replace equipment which is pledged to as Collateral for the Obligations.

Section 8.6    Use of Proceeds. Borrowers will not (a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

Section 8.7    [Reserved].

Section 8.8    Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens.

Section 8.9    Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries (collectively, “Restricted Payments”), except that (a) a Subsidiary may make Restricted Payments to any Loan Party or to another Subsidiary of a Loan Party, (b) Restricted Payments made to any Loan Party or among Loan Parties, (c) any non-wholly-owned Subsidiary may make ratable Restricted Payments to the holders of its Equity Interests (provided that all such holders receive like forms of consideration in respect of each such Restricted Payment), (d) each Loan Party may make Permitted Tax Distributions, (e) to the extent paid as a distribution, payment of Permitted SPAC Expenses, and (f) after the SPAC Transaction, Griid may make any distributions to the SPAC that are necessary for the SPAC to make required payments under the Tax Receivable Agreement, and (g) after the SPAC Transaction, the Loan Parties or their Subsidiaries may make other dividends or distributions so long as (i) no Default under Section 10.1(a) or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed dividends or distributions, (ii) the Borrowers are in pro forma compliance with the Financial Covenants, (iii) both before and after making any such dividends or distributions the amount of all unrestricted cash and Cash Equivalents of the Loan Parties as of such date that is subject to one or more Control Agreements (excluding, for the avoidance of doubt, amounts required to satisfy the financial covenant set forth in Section 9.2 and Equity Cure Proceeds) shall exceed the amount of all Indebtedness of the Loan Parties and their Subsidiaries.

Section 8.10    Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(a)    Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.10;

(b)    Investments in digital currency, Digital Currency or cash and Cash Equivalents;

(c)    Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall be subject to the applicable limitations set forth in Section 8.1;

(d)    loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $100,000 at any time outstanding;

(e)    Permitted Hedging Agreements;

(f)    Investments in Loan Parties;

(g)    Permitted Intercompany Advances;

(h)    Investments (i) in any Equity Interests received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments, and other credits in connection with the purchase price of goods or services made in the ordinary course of business;

(i)    Investments in the ordinary course of business consisting of endorsements negotiable instruments for collection or deposit;

(j)    Investments received in settlement of amounts due to a Loan Party effected in the ordinary course of business or owing to such Loan Party as a result of Insolvency Events involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Loan Party;

(k)    Permitted Acquisitions;

(l)    [reserved];

(m)    Investments by any Loan Party in any Subsidiary that is not a Loan Party so long as such Investment is to finance (i) tax and corporate maintenance obligations in the ordinary course of business, (ii) payment of utility bills for property owned or leased by such Subsidiary that supports the businesses of the Loan Parties, (iii) payment of the security guards for any such property owned or leased by such Subsidiary, and (iv) other expenses in an aggregate amount not to exceed $75,000 per year;

(n)    other Investments which in the aggregate do not exceed $5,000,000 in any fiscal year; or

(o)    Investments in joint ventures which in the aggregate do not exceed $25,000,000 at any time outstanding.

Section 8.11    [Reserved].

Section 8.12    Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31st.

Section 8.13    Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.

Section 8.14    [Reserved].

Section 8.15    ERISA Compliance. The Loan Parties will not, and will not permit any of their Subsidiaries or ERISA Affiliates to, directly or indirectly: (i) engage in any Prohibited Transaction with respect to any Plan which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; (iv) fail to make any required contribution or payment to any Multiemployer Plan; (v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code with respect to any Pension Plan on or before the due date for such installment or other payment; (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Code; (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; or (viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code, except, in case of each of clause (i) through (viii), which could be reasonably expected, individually or in the aggregate, to not have a Material Adverse Effect.

Section 8.16    Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,

(a)    at any time make any voluntary prepayment of any Indebtedness which is contractually subordinated to the Obligations, other than as permitted by the applicable subordination agreement;

(b)    directly or indirectly, amend, modify, or change any of the terms or provisions of any of the following, in each case in a manner that would be materially adverse to the Agent or the Lenders in their capacities as such or otherwise in violation of the express provisions of the Loan Documents:

(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 8.1 other than (A) the Obligations in accordance with this Agreement, (B) Permitted Hedging Agreements, and (C) Permitted Intercompany Advances,

(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries; or

(iii)    any Material Contract.

(c)    amend or otherwise modify the Intel Supply Agreement in any manner materially adverse to the interests of Lenders, without the written consent (which may be provided by electronic mail) of the Agent.

Section 8.17    Sale-Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

Section 8.18    Activities of Holdings.

(a)    Holdings shall not engage in any business activities or own any property other than (a) ownership of the Equity Interests of its Subsidiaries, (b) activities and contractual rights incidental to maintenance of its corporate or organizational existence including legal, tax, accounting and similar activities on behalf of itself and its Subsidiaries, (c) performance of its obligations under organization documents and the Loan Documents to which it is a party, (d) its ownership or acquisition of cash and Cash Equivalents in an amount reasonably required in connection with its business activities permitted under this Section 8.18 or representing proceeds of a Restricted Payment permitted hereunder, including held pending further distribution to its parent or equity holders, (e) providing customary indemnification to officers and directors, (f) activities relating to the performance of its obligations under the Loan Documents, (g) Investments consisting of loans made to other Loan Parties and permitted under this Agreement, (h) issuing Equity Interests (other than Disqualified Equity Interests) to its direct equity holders, and (i) actions reasonably related to the forgoing clauses (a) through (h).

(b)    From and after the occurrence of the SPAC Transaction, Holdings shall not issue any Equity Interests to any Person other than the SPAC.

Section 8.19    [Reserved].

Section 8.20    Accounts. Subject to Section 7.24, Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts and Digital Currency wallet accounts) at any bank or other institution where money (including Digital Currency) or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Agent shall have received a Control Agreement, (ii) securities accounts that are maintained at all times with financial institutions as to which the Agent shall have received a Control Agreement, (iii) Mined Currency Accounts, (iv) Excluded Accounts, and (v) other Digital Currency or other digital currency wallet accounts maintained on a platform with a Person (other than an Approved Platform) so long as the aggregate Digital Currency and other digital currency maintained in all such wallet accounts does not exceed fifty percent (50%) of the aggregate Digital Currency (including Mined Currency) and other digital currency assets of the Loan Parties.

Section 8.21    Negative Pledge. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a disposition permitted by Section 8.5 and (b) restrictions by reason of customary provisions restricting transfers of property (including (i) in agreements evidencing purchase money debt that impose restrictions on the property so acquired, (ii) provisions restricting assignments, subletting, or other transfers contained in leases, licenses, joint venture agreements, and similar agreements, and (iii) restrictions that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property, assets, or Equity Interests not otherwise prohibited under this Agreement), the Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien (other than Permitted Liens) upon any of its assets to secure the Obligations.

Section 8.22    Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 8.23; (c) transactions with Affiliates upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (other than the payment of management, consulting, monitoring, or advisory fees, subject in each case, to Section 8.14 hereof); (d) transactions between or among the Loan Parties and their Subsidiaries; (e) payment of Permitted SPAC Expenses; and (f) reasonable compensation, benefits, severance, bonuses, indemnities and reimbursement of expenses of officers and directors in the ordinary course of business.

ARTICLE IX

FINANCIAL COVENANT(S)

Until the Payment in Full of all Obligations:

Section 9.1    Minimum Liquidity. The Loan Parties must maintain Liquidity at all times of more than the total of (X) the lesser of either $3,000,000 and 10% of the aggregate outstanding Obligations then-outstanding, minus (Y) all Specified Loss Amounts.

Section 9.2    Consolidated Interest Coverage Ratio. The Borrowers hereby covenant and agree that the Loan Parties and their Subsidiaries will not permit the Consolidated Interest Coverage Ratio for any four (4) fiscal quarter period, calculated for the four (4) fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11, to be less than 2.50 to 1.00.

Section 9.3    Limited Equity Cure Rights. In the event the Loan Parties fail to comply with the financial covenant set forth in Section 9.2, the Loan Parties may (within ten (10) Business Days after the earlier of (i) the date on which a Compliance Certificate was required to be delivered for the applicable quarter or year-end, and (ii) the date on which such Compliance Certificate was actually delivered) receive the proceeds of an Equity Cure Contribution and, upon receipt of such proceeds, such financial covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA and/or Liquidity, as applicable, shall be increased by an amount equal to the proceeds of such Equity Cure Contribution for such applicable measurement period and any subsequent measurement period that includes the quarter ending on the last day of such applicable measurement period, solely for the purpose of measuring such financial covenant and not for any other purpose under this Agreement; provided, that (A) not more than four (4) Equity Cures Contribution may be made during the term of this Agreement in the aggregate, (B) no Equity Cure Contribution may be made in respect of two (2) consecutive fiscal quarters, (C) no capital contribution or issuance of Equity Interests in connection with any Equity Cure Contribution shall result in any issuance of Disqualified Equity Interests, and (D) any reduction in Indebtedness resulting from a repayment of Indebtedness with Equity Cure Proceeds shall be disregarded for purposes of determining compliance with the financial covenant set forth in Section 9.1. If, after giving effect to any such recalculation, the Loan Parties shall then be in compliance with the requirements of such financial covenant as of the relevant date of determination, the Loan Parties shall be deemed to have satisfied the requirements of such financial covenant as of such relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant and any Default or Event of Default resulting therefrom shall be deemed cured for purposes of this Agreement.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)    any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or

(b)    there shall occur a default in the performance or observance of any agreement, covenant, condition, provision or term contained in (i) Section 2.4, Section 2.7, Section 7.1(a), Section 7.6, Section 7.7 (other than, in the case of inspections, by reason of force majeure), Section 7.8(a), Section 7.11, Section 7.19, Section 7.20, and Section 7.24, Article VIII, Article IX; or (ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of any Loan Party or (y) written notice thereof from Agent or any Lender to a Borrower; or

(c)    any order, judgment, or decree shall be entered against any Loan Party or decreeing that such Loan Party shall dissolve, wind up or otherwise cease to conduct its business and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(d)    (i) any Loan Party or any of its Subsidiaries shall become the subject of an Insolvency Event or any substantially material portion of any Borrower or Guarantor’s assets is repossessed, attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian, assignee for the benefit of creditors or other person or (ii) any Loan Party or its Subsidiaries are enjoined, restrained, or in any way prevent by court order from selling a substantially material portion of its inventory or assets or continuing to conduct all or any material part of its business affairs, and any such events described in this clause (d) shall continue for 45 days without having been dismissed, bonded, or discharged;

(e)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case, beyond the grace period, if any, provided for therefor; or

(f)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been false in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g)    any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $5,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not disclaimed coverage) and either (i) there is a period of sixty consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h)    a Change of Control shall occur; or

(i)    this Agreement or any other Security Document that purports to create a Lien securing any Obligation, shall, for any reason, fail or cease to create a valid and perfected first priority Lien on any material portion of the Collateral, taken as a whole, purported to be covered thereby (other than by reason of a release of Collateral in accordance with the terms hereof or thereof) with the priority required by the relevant Security Document, in each case for any reason other than through the action of the Agent or any Secured Party or the failure of Agent or any Secured Party to take any action within its control; or

(j)    (i) any material provision covenant, agreement or obligation of a Loan Party contained in any of the Loan Documents, taken as a whole, shall cease to be enforceable (except in accordance with its terms or as a result of acts or a failure to act by any Agent where the Loan Parties are, if requested by an Agent, cooperating with the Agents in remediating such event); (ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith in writing or shall otherwise challenge any of its obligations under any of the Loan Documents in writing, in each case other than by reason of Payment In Full; or (iii) any Liens granted on any material portion of the Collateral shall be determined to be void, voidable or invalid, or are subordinated; or

(k)    (i) any Loan Party fails to make any payment under the Intel Supply Agreement when due after giving effect to any applicable grace or cure period, or (ii) any default, event of default or other analogous occurrence under the Intel Supply Agreement shall have occurred to the extent such default, event of default or analogous occurrence could give rise to the right of any Person to terminate the Intel Supply Agreement, could excuse any Person from performance under the Intel Supply Agreement, or could otherwise impair the enforceability of the Intel Supply Agreement; or

(l)    a default, event of default or other analogous occurrence on the part of Griid or any of its Affiliates under or in respect of the Hosting Agreement (after giving effect to any applicable grace or cure period).

Section 10.2    Acceleration and Termination. Upon the occurrence and during the continuance of an Event of Default, Agent (at the direction of the Required Lenders) may take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against Borrowers:

(a)    Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by each Borrower.

(b)    Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders shall be in their a respective discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, Agent and each Lender shall retain all rights under guaranties and all security in existing and future receivables, inventory, general intangibles, investment property, real property and equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents, except as expressly provided herein or in the Loan Documents.

Section 10.3    Other Remedies.

(a)    Upon the occurrence and during the continuance of an Event of Default, Agent and the Lenders shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC) and the Loan Documents, and Agent (at the direction of the Required Lenders) may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to Borrowers’ Receivables or use (at the expense of Borrowers) such supplies or space of Borrowers at Borrowers’ places of business necessary to administer, enforce and collect such Receivables including any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on Borrowers’ Receivables (in the name of Borrowers or

Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver Borrowers’ Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b)    The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make reasonably available to Agent the premises and facilities of each Loan Party for the purpose of Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. Agent (at the direction of the Required Lenders) may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent (at the direction of the Required Lenders) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Borrower hereby grants Agent a license to enter and occupy any of Borrowers’ leased or owned premises and facilities, without charge, to exercise any of Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5.

Section 10.4    License for Use of Software and Other Intellectual Property. Borrowers hereby grant to Agent a non-exclusive, fully-paid, royalty-free license or other right to use, only upon the occurrence and during the continuance of an Event of Default and without charge, all computer software programs, data bases, processes, Trademarks, Copyrights, labels, trade secrets, Patents, advertising materials and other Intellectual Property rights, assets and materials used by Borrowers in connection with their businesses or in connection with the Collateral.

Section 10.5    Post-Default Allocation of Payments.

(a)    Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i)    first, to all Lender Group Expenses owing to Agent (including attorneys’ fees) in its capacity as Agent;

(ii)    second, to all Lender Group Expenses owing to the Lenders;

(iii)    third, to all Obligations constituting interest on the Loans;

(iv)    fourth, to the principal amount of outstanding Loans;

(v)    fifth, to all other Obligations;

(vi)    sixth, to all Hosting Obligations, if the Hosting Agreement has been executed at such time; and

(vii)    finally, to the Loan Parties.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis (subject to Section 2.12 hereof) among those entitled to payment in such category. Agent has no duty to investigate the actual amount of any Hosting Obligations and, instead, is entitled to rely in all respects on Hosting Counterparty’s reasonably detailed written accounting thereof. If Hosting Counterparty does not submit such accounting of its own accord and in a timely manner, Agent, may instead rely on any prior accounting thereof. The allocations set forth in this section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this section.

Section 10.6    No Marshalling; Deficiencies; Remedies Cumulative. Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral shall be applied by Agent to such of the Obligations and in such order as Agent shall elect in its discretion, whether due or to become due. Borrowers shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

Section 10.7    Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Agent of any Collateral. Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of Borrowers. Borrowers also consent that Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

Section 10.8    Further Rights of Agent and the Lenders. Following the occurrence and during the continuance of an Event of Default, if Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all amounts so paid by Agent shall be treated as a Loan hereunder and shall constitute part of the Obligations.

Section 10.9    Interest After Event of Default. Borrowers agree and acknowledge that any additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Loans and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.

Section 10.10    Receiver. In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers.

Section 10.11    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI

THE AGENT

Section 11.1    Appointment of Agent.

(a)    Each Lender hereby designates BCUK as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto.

(b)    Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it and the exculpatory provisions of this Article shall apply to any such sub-agent.

(c)    Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) prior to granting any material consent, waiver or approval hereunder, the Agent shall first consult with the Required Lenders, (ii) the Agent shall not elect to not take any material action hereunder without first consulting with the Required Lenders, (iii) the Required Lenders have the power to direct the Agent in the exercise of its powers and the performance of its duties under the Loan Documents and the Agent agrees to act in accordance with such directions of the Required Lenders; provided that in no event shall the Agent be required to comply with any such directions to the extent that the Agent reasonably believes that its compliance with such directions would be unlawful, could cause the Agent reputational harm, or for which the Agent does not reasonably believe it is adequately indemnified.

(d)    The provisions of this Article are solely for the benefit of Agent and the Lenders, and, other than as set forth in Section 11.9, Borrowers shall not have any rights as third party beneficiaries of any of the provisions hereof. Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrowers.

Section 11.2    Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

Section 11.3    Lack of Reliance on Agent.

(a)    Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter.

(b)    No Obligation of Agent. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of Borrowers and the other Loan Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

Section 11.4    Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.

Section 11.5    Reliance by Agent. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

Section 11.6    Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

Section 11.7    Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include each of BCUK and Blockchain in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 11.8    Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 11.9    Successor Agent.

(a)    Resignation. Agent may, upon twenty (20) Business Days’ notice to the Lenders and Borrowers, resign by giving written notice thereof to the Lenders and Borrowers.

(b)    Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders may appoint a Lender that is not a Disqualified Institution as successor agent. If such a successor agent has not been so appointed or not accepted such appointment within fifteen (15) Business Days of the retiring Agent’s resignation notice, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent that is not a Disqualified Institution which, so long as no Event of Default then exists, shall be subject to the written approval of Borrowers, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after Borrowers’ receipt of notice of a proposed successor agent.

(c)    Removal of Agent. If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person as Agent and, in consultation with the Borrower, appoint a successor thereto (so long as such successor is not a Disqualified Institution).

(d)    Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.

Section 11.10    Collateral Matters.

(a)    Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b)    Releases. Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) required to be delivered in connection with permitted sales or other dispositions of Collateral hereunder, if any, upon receipt of the proceeds by Agent (or, if permitted hereunder, the applicable Borrower), (iii) with respect to the Initial Holdings Pledge Agreement and any guaranty of the Obligations by Initial Holdings, upon consummation of the Pre-SPAC Restructuring in accordance with the definition thereof, or (iv) if the release can be and is approved by the Required Lenders. Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral.

(c)    Sale of Collateral. Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)    No Obligation for Agent. Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, Agent may act in any manner it may deem appropriate, in its sole discretion, given BCUK’s and Blockchain’s own interests in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 11.11    Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.

Section 11.12    Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 11.13    Erroneous Payments.

(a)    If Agent determines (which determination shall be conclusive and binding, absent manifest error) that Agent or any of its Affiliates has erroneously, mistakenly or inadvertently transmitted any funds to any Lender or any Person who has received funds by or on behalf of a Lender (together with their respective successors and assigns, a “Payment Recipient”) (whether or not such transmittal was known by any such Payment Recipient) (any such funds, whether received as a payment, prepayment, or repayment of principal, interest, fees, distributions, or otherwise, individually and collectively, an “Erroneous Payment”) and Agent subsequently demands the return of such Erroneous Payment (or any portion thereof), then such Lender shall promptly, but in no event later than two (2) Business Days after such demand, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such demand was made by Agent, in same day funds (in the currency received by the Payment Recipient), together with interest thereon in respect of each day from and including the date such amount was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the Federal Funds Rate.

(b)    To the extent permitted by applicable law, each of each Lender agrees not to assert any right or claim to any Erroneous Payment (or any portion thereof) and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment (or any portion thereof) (including, without limitation, any defense based on “discharge for value” or any similar doctrine).

(c)    This Section 11.14(c) shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1    Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery or by electronic transmission, including email, as follows:

To Agent	[***]

With a copy (which shall not constitute notice) to:

[***]

To Borrowers:
Griid Infrastructure LLC
2577 Duck Creek Road
Cincinnati, OH 45212

Attn: James D. Kelly III
Email: [***]

With a copy (which shall not constitute notice) to: Troutman Pepper Hamilton Sanders LLP
875 Third Avenue
New York, NY 10022
Attn: Patrick B. Costello
Email: [***]

To any Lender	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.2    Delays; Partial Exercise of Remedies. No delay or omission of Agent or the Required Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent or the Required Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

Section 12.3    Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, and whether or not such Lender shall have made any demand or the Obligations of Borrowers have matured, each Lender and its Affiliates shall have the right, anytime following the occurrence and during the continuance of an Event of Default, to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrowers or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrowers of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

Section 12.4    Indemnification; Reimbursement of Expenses of Collection.

(a)    Borrowers hereby agree that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, Borrowers will indemnify, defend and hold harmless Agent, each Lender, and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) [reserved] or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by such Borrower, or any of its properties, with any Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any Owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound. This Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)    In addition, Borrowers shall, upon demand, pay to each of Agent and the Lenders all Lender Group Expenses incurred by each of them.

(c)    If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d)    Borrowers’ obligations under Sections 4.9 and 4.10 and this 12.4 shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

Section 12.5    Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers and the Required Lenders (or by Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all Lenders, do any of the following at any time: (i) amend the definition of “Required Lenders” or “Pro Rata Share”, (ii) amend this Section 12.5, (iii) release all or substantially all of the value of the guaranties made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents), (iv) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents), or (v) amend any of the provisions of Section 10.5;

(b)    no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all the 1st Tranche Lenders, do any of the following at any time: (i) change the number or percentage of 1st Tranche Lenders that shall be required for the 1st Tranche Lenders or any of them to take any action hereunder, (ii) reduce the amount of principal of, or interest on, or the interest rate applicable to, the 1st Tranche Loans or any fees or other amounts payable on the 1st Tranche Loans hereunder, (iii) postpone any date on which any payment of principal of, or interest on, the 1st Tranche Loans or any fees or other amounts payable hereunder on the 1st Tranche Loans is required to be made, or (iv) increase the amount of or expiration date of any 1st Tranche Loans of such 1st Tranche Lender;

(c)    no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all the 2nd Tranche Lenders, do any of the following at any time: (i) change the number or percentage of 2nd Tranche Lenders that shall be required for the 2nd Tranche Lenders or any of them to take any action hereunder, (ii) reduce the amount of principal of, or interest on, or the interest rate applicable to, the 2nd Tranche DDTLs or any fees or other amounts payable on the 2nd Tranche Loans hereunder, (iii) postpone any date on which any payment of principal of, or interest on, the 2nd Tranche Loans or any fees or other amounts payable hereunder on the 2nd Tranche Loans is required to be made, or (iv) increase the amount of or expiration date of any 2nd Tranche DDTL or 2nd Tranche DDTL Commitment of such 2nd Tranche Lender;

(d)    no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all the 3rd Tranche Lenders, do any of the following at any time: (i) change the number or percentage of 3rd Tranche Lenders that shall be required for the 3rd Tranche Lenders or any of them to take any action hereunder, (ii) reduce the amount of principal of, or interest on, or the interest rate applicable to, the 3rd Tranche Loans or any fees or other amounts payable on the 3rd Tranche Loans hereunder, (iii) postpone any date on which any payment of principal of, or interest on, the 3rd Tranche Loans or any fees or other amounts payable hereunder on the 3rd Tranche Loans is required to be made, or (iv) increase the amount of or expiration date of any 3rd Trance Loan or 3rd Tranche Commitment of such 3rd Tranche Lender; and

(e)    no amendment, waiver or consent shall, unless in writing and signed by Borrowers and all the 4th Tranche Lenders, do any of the following at any time: (i) change the number or percentage of 4th Tranche Lenders that shall be required for the 4th Tranche Lenders or any of them to take any action hereunder, (ii) reduce the amount of principal of, or interest on, or the interest rate applicable to, the 4th Tranche Loans or any fees or other amounts payable on the 4th Tranche Loans hereunder, (iii) postpone any date on which any payment of principal of, or interest on, the 4th Tranche Loans or any fees or other amounts payable hereunder on the 4th Tranche Loans is required to be made, or (iv) increase the amount of or expiration date of any 4th Trance Loan or 4th Tranche Commitment of such 4th Tranche Lender;

provided further that no amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than (X) any of the matters governed by Section 12.5(b)(ii), 12.5(c)(ii), 12.5(d)(ii) and/or 12.5(e)(ii) and affect such Lender and (Y) with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.

Section 12.6    Nonliability of Agent and Lenders. The relationship between and among Borrowers, Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrowers. Neither the Lenders nor Agent undertake any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.

Section 12.7    Assignments and Participations.

(a)    Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.

(b)    Lender Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment, with the prior written consent (such consent not to be unreasonably withheld) of the Borrowers, provided that, (X) the Borrowers shall be deemed to have consented to an assignment of all or a portion of the Loans unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof, (Y) no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee, and (Z) no consent of the Borrowers shall be required for an assignment of any 4th Tranche DDTL Commitment by Blockchain (other than, for the avoidance of doubt, to a Disqualified Institution) so long as Blockchain shall have provided borrowers with written notice of such assignment at least five (5) Business Days prior to the effectiveness thereof. No such assignment shall be for less than $5,000,000 of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.9, 4.10 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)    Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with a copy of the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Agent’s Register. Agent, as non-fiduciary agent of the Borrower, shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, Agent will give prompt notice thereof to Borrowers. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent a new Note to the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. The Notes are registered obligations, the right, title and interest of the Lenders in and to the Loans and the Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e)    Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f)    Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on or the Loans subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on or the Loans subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.9, Section 4.10 and Section 12.4 subject to the requirements and limitations therein, including the requirements under Section 4.10(g) (it being understood that the documentation required under Section 4.10(g) shall be delivered to the participating Lender) as if it were a Lender that acquired its interest by assignment, provided that such Participant (A) agrees to be subject to Section 2.10 and the last sentence of Section 2.9(b) as if it were a Lender and (B) shall not be entitled to receive any greater payment under Section 4.9 or Section 4.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h)    Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i)    Pledge of Loans. In addition to the other rights provided in this Section 10.7, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.8     Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

Section 12.9     Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.10     Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrowers. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrowers to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

Section 12.11     Borrowers, Jointly and Severally.

(a)    Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b)    Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.

Section 12.12    Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

Section 12.13    LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 12.14    GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT,

TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

Section 12.15    SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE LOAN PARTIES AGREE THAT THEY WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

Section 12.16     JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

Section 12.17    Non-Public Information.

(a)    The Loan Parties acknowledge and agree that (i) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System; and (ii) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(b)    The Loan Parties hereby agree that if either they, any parent company or any Subsidiary of the Loan Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Loan Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Loan Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Loan Parties or Agent (including, Notices of Borrowing, and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Loan Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Loan Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).

(c)    Each of Agent and each Lender acknowledges and agrees that it may receive MNPI hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States Federal, provincial, territorial or state securities laws.

Section 12.18    Agent Titles. Each Lender, other than BCUK, that is designated (on the cover page of this Agreement or otherwise) by BCUK as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

Section 12.19    Publicity. Agent may, with Borrower’s prior written consent (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

Section 12.20    No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.

Section 12.21    Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; (g) with the consent of Borrowers (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, Agent or the Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials, as provided in Section 12.19. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

Section 12.22    Patriot Act Notice. Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, Agent is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act. Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

Section 12.23    Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

Section 12.24 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

Section 12.25 [Reserved].

Section 12.26 Right to Cure. Upon and during the continuance of an Event of Default, Agent may, in its discretion, (a) cure any default by any Loan Party under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of Agent and the Lenders therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which Agent, in its discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and the Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge the Loan Account or any other account of Borrowers with Agent or the amounts thereof, such amounts to be repayable by Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Loans. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.

Section 12.27 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(c)    a reduction in full or in part or cancellation of any such liability;

(d)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.28 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.

Section 12.29 Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty and Security Agreement made by it in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.30 Platform.

(a)    The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.31 Acknowledgment of Prior Obligations and Continuation Thereof. Each Borrower (a) acknowledges and agrees that (i) the “Loan Balance” as defined in the Existing Credit Agreement owing to Lenders, and (ii) the prior grant or grants of security interests in favor of Agent, for the benefit of the Secured Parties, in its “Collateral” as defined in the Existing Credit Agreement, under each “Loan Document” as defined in the Existing Credit Agreement (including, without limitation, the Existing Security Agreement, the “Original Loan Documents”), and each Loan Document to which it is a party shall be in respect of the Obligations of such Loan Party under this Agreement and the other Loan Documents; (b) reaffirms (i) all of its obligations in respect of the “Loan Balance” as defined in the Existing Credit Agreement owing to Agent and Lenders, and (ii) all prior or concurrent grants of security interests in favor of Agent, for the benefit of the Secured Parties, under each Original Loan Document and each Loan Document; and (c) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect. Each Loan Party confirms and agrees that the outstanding “Loan Balance” as defined in the Existing Credit Agreement immediately prior to the Closing Date shall, to the extent not paid on the Closing Date, from and after the Closing Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the applicable Loan Documents.

Section 12.32 No Novation. This Agreement does not extinguish the “Obligations” as defined in the Existing Credit Agreement or discharge or release such Obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the “Obligations” as defined in the Existing Credit Agreement, or the other Original Loan Documents, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party from any of its “Obligations” as defined in the Existing Credit Agreement under the Original Loan Documents. Each Loan Party hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is hereby ratified and confirmed in all respects (other than any representations or warranties made as of a specific date) except that on and after the Closing Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any of Agent, the Lenders or the Secured Parties or to grant to any of Agent, the Lenders or the Secured Parties a security interest in or lien on, any collateral as security for all or any portion of any of the Obligations of the Borrower, as the case may be, from time to time existing in respect of the Existing Credit Agreement, or the Original Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

Section 12.33 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)    As used in this Section 12.33, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.34 Digital Currency Losses. Notwithstanding anything to the contrary herein, Borrower and Blockchain shall each be responsible for any actual losses of Digital Currency from Digital Currency wallet accounts maintained on such Person’s platform, respectively, resulting from any action or inaction by a Person that is not the owner, or an Affiliate thereof, of such Digital Currency (any such losses, a “Specified Loss Amount”). Any such Specified Loss Amount shall be valued as of the date such Digital Currency was stolen and Blockchain’s Pro Rata Share thereof shall be off-set against the Obligations on the Termination Date, without premium or penalty.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWERS

GRIID INFRASTRUCTURE LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and Manager

AVA DATA LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and President

DATA BLACK RIVER LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and President

GIB COMPUTE LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and Manager

JACKSON DATA LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and President

[Signature Page to Credit Agreement]

RED DOG TECHNOLOGIES LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and Manager

UNION DATA LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and Manager

HOLDINGS

GRIID HOLDINGS LLC

By:	/s/ James D. Kelly III
	Name:	James D. Kelly III
	Title:	Chief Executive Officer and Managing Member

[Signature Page to Credit Agreement]

LENDER

BLOCKCHAIN ACCESS UK LIMITED

By:	/s/ Peter Smith
	Name:	Peter Smith
	Title:	CEO

AGENT

BLOCKCHAIN ACCESS UK LIMITED

By:	/s/ Peter Smith
	Name:	Peter Smith
	Title:	CEO

ANNEX I

Lender	2nd Tranche DDTL Commitment	3nd Tranche DDTL Commitment	4th Tranche DDTL Commitment	Aggregate DDTL Commitment
Blockchain Access UK Limited	$89,000,000	$200,000,000	$200,000,000	$489,000,000

A-1

ANNEX II

Applicable Supplemental Warrants Equity Percentages

If the Borrowers fail to draw any DDTLs, 2.25%, or, otherwise, the amount set forth in the table below based on the aggregate amount of DDTLs funded by Lenders to Borrowers or its Affiliates or designees (excluding (a) any Net Funded Loan Amount in respect of the Origination Fee, and (b) for the avoidance of doubt, the amount of any 1st Tranche Loans):

Aggregate DDTLs Funded	Aggregate Equity Percentage
$0.00 to $61,000,000.00	1.8500%
$61,000,000.01 to $81,000,000.00	2.2500%
$81,000,000.01 to $131,000,000.00	2.4375%
$131,000,000.01 to $181,000,000.00	2.6250%
$131,000,000.01 to $231,000,000.00	2.81250%
$231,000,000.01 to $281,000,000.00	3.0000%

B-1

APPENDIX 1

Hosting Agreement Key Terms

•      [***] MW of total power capacity dedicated to BC miners

•    ≥ [***] MW live on or before March 1, 2022 (tied to Tranche 1)

•    Incremental ~$[***] USD - Funding for non-miner capacity/capex

•    Funded upon execution of A&R loan agreement (tranche 1)

•    Interest payments capitalized until March 1, 2022

•    Rate = [***]%

•    ≥ [***] MW live on or before May 1, 2022 (tied to Tranche 2)

•    Incremental ~$[***] USD - Funding for non-miner capacity/capex

•    Funded upon execution of loan agreement (tranche 2)

•    Interest payments capitalized until May 1, 2022

•    Rate = [***] %

•	BC purchases and owns machines

•	Plans for Bitmain Antminer S19j Pro machines

•

BC responsible for the costs of any replacement parts or machines and all RMA/warranty-related costs or claims that occur or become necessary due to faulty machines upon or shortly after delivery/installation and all failure, loss, or degradation of miners that occurs over the course of the useful life of the machine or in the normal course of operations.

•	GRIID agrees to provide services to run miners for up to 4 years with:

•	≥ 90% uptime of functional machines

•	≥ 90% of rated hash of functional machines during uptime

•

BC agrees to pay for their power consumption and pro rata operating expenses for their capacity. GRIID building, operating and servicing BC machines and portions of facility at cost as pass through with exception of revenue share.

•	BC preferred hosting power cost est. ~$[***]/MWh (GRIID to pass through power bill at cost)

•	Operating expenses (insurance, onsite staff, lease, R&M, etc.)

•	if the hosting location(s) include GRIID operations outside of the BC hosted machines, BC will only be responsible for their pro rata share of operating expenses

•        BC/GRIID Revenue Split: [***] MW BC / [***] MW GRIID (95% BC // 5% GRIID rev share)

•	95% of BTC mined from BC miners is sent to a BC-owned wallet address

•	5% of BTC mined from BC miners is sent to a GRIID-owned wallet address

•	GRIID agrees that site(s) will be prioritized to ensure go-live timeline will be met and that the site(s) running BC miners meet the economic and operational requirements outlined above.